Exhibit 10.1

EXECUTION COPY

Published CUSIP No. 909892AA9

$500,000,000

CREDIT AGREEMENT

among

UNITED COMPONENTS, INC.,

as Borrower,

UCI ACQUISITION HOLDINGS, INC.,

as Holdings,

UCI INTERNATIONAL, INC.,

as Superholdings,

The Several Lenders

from Time to Time Parties Hereto,

BANC OF AMERICA SECURITIES LLC and DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers and Joint Bookrunners,

DEUTSCHE BANK SECURITIES INC.,

as Syndication Agent,

GENERAL ELECTRIC CAPITAL CORPORATION and KEYBANK NA,

as Co-Documentation Agents

and

BANK OF AMERICA, N.A.,

as Administrative Agent

Dated as of September 23, 2010

i

4.16	Use of Proceeds	73
4.17	Environmental Matters	73
4.18	Accuracy of Information, etc.	74
4.19	Security Documents	74
4.20	Solvency	74
4.21	Regulation H	74

SECTION 5. CONDITIONS PRECEDENT

5.1	Conditions to Initial Extension of Credit	74
5.2	Conditions to Each Extension of Credit	77

SECTION 6. AFFIRMATIVE COVENANTS

6.1	Financial Statements	77
6.2	Certificates; Other Information	78
6.3	Payment of Taxes, etc.	79
6.4	Conduct of Business and Maintenance of Existence, etc.	79
6.5	Maintenance of Property; Insurance	79
6.6	Inspection of Property; Books and Records; Discussions	80
6.7	Notices	80
6.8	Environmental Laws	80
6.9	Ratings	81
6.10	Additional Collateral, etc.	81
6.11	Further Assurances	82

SECTION 7. NEGATIVE COVENANTS

7.1	Financial Condition Covenants	83
7.2	Limitation on Indebtedness	84
7.3	Limitation on Liens	87
7.4	Limitation on Fundamental Changes	89
7.5	Limitation on Disposition of Property	89
7.6	Limitation on Restricted Payments	91
7.7	Limitation on Capital Expenditures	93
7.8	Limitation on Investments	93
7.9	Limitation on Optional Payments and Modifications of Debt Instruments, etc.	95
7.10	Limitation on Transactions with Affiliates	96
7.11	Limitation on Sales and Leasebacks	96
7.12	Limitation on Changes in Fiscal Periods	96
7.13	Limitation on Negative Pledge Clauses	96
7.14	Limitation on Restrictions on Subsidiary Distributions	97
7.15	Limitation on Lines of Business	98
7.16	Limitation on Swap Contracts	98
7.17	Limitation on Activities of Superholdings and Holdings	98

SECTION 8. EVENTS OF DEFAULT

8.1	Events of Default	99
8.2	Remedies upon Event of Default	100
8.3	Application of Funds	101

SECTION 9. THE AGENTS

9.1	Appointment and Authority	102
9.2	Rights as a Lender	102
9.3	Exculpatory Provisions	102
9.4	Reliance by Administrative Agent	103
9.5	Delegation of Duties	103
9.6	Resignation of Administrative Agent	103
9.7	Non-Reliance on Administrative Agent and Other Lenders	104
9.8	No Other Duties, Etc.	104
9.9	Administrative Agent May File Proofs of Claim	104

ii

9.10	Collateral and Guaranty Matters	105
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	105

SECTION 10. MISCELLANEOUS
10.1	Amendments, etc.	106
10.2	Notices; Effectiveness; Electronic Communication	108
10.3	No Waiver; Cumulative Remedies; Enforcement	109
10.4	Expenses; Indemnity; Damage Waiver	110
10.5	Payments Set Aside	111
10.6	Successors and Assigns	112
10.7	Treatment of Certain Information; Confidentiality	117
10.8	Right of Setoff	118
10.9	Interest Rate Limitation	118
10.10	Counterparts; Integration; Effectiveness	118
10.11	Survival of Representations and Warranties	118
10.12	Severability	118
10.13	Replacement of Lenders	119
10.14	Governing Law; Jurisdiction Etc.	120
10.15	Waiver of Jury Trial	121
10.16	No Advisory or Fiduciary Responsibility	121
10.17	Electronic Execution of Assignments and Certain Other Documents	121
10.18	USA Patriot Act Notice	122

iii

SCHEDULES:

1.1(a)	Excluded Subsidiaries
1.1(b)	Mortgaged Property
1.1(c)	Specified Letters of Credit
2.1	Applicable Percentage
4.4	Consents, Authorizations, Filings and Notices
4.6	Certain Litigation
4.15	Subsidiaries
4.19(a)-1	UCC Filing Jurisdictions
4.19(a)-2	UCC Financing Statements to Remain on File
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8	Existing Investments
7.13	Existing Restrictions on Liens
10.2	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E-1	Form of Assignment and Assumption
E-2	Form of Affiliate Lender Assignment and Assumption
F	Form of Legal Opinion of Latham & Watkins LLP
G-1	Form of Term Note
G-2	Form of Revolving Credit Note
H-1	Form of Committed Loan Notice
H-2	Form of Swing Line Loan Notice
H-3	Form of Prepayment Notice
I	Form of Administrative Questionnaire
J	Form of Perfection Certificate
K	Form of Solvency Certificate

CREDIT AGREEMENT, dated as of September 23, 2010, among UNITED COMPONENTS, INC., a Delaware corporation (the “Borrower”), UCI ACQUISITION HOLDINGS, INC., a Delaware corporation (“Holdings”), UCI INTERNATIONAL, INC., a Delaware corporation (“Superholdings”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANC OF AMERICA SECURITIES LLC and DEUTSCHE BANK SECURITIES INC., as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”), DEUTSCHE BANK SECURITIES INC., as syndication agent (in such capacity, the “Syndication Agent”), GENERAL ELECTRIC CAPITAL CORPORATION and KEYBANK NA, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2006 Credit Agreement”: the Amended and Restated Credit Agreement dated May 25, 2006 and amended as of December 18, 2006 and December 22, 2009 among United Components, Inc., the several lenders party from time to time thereto, the Joint Lead Arrangers, the Syndication Agent, the Co-Documentation Agents (as such terms are defined therein) and Bank of America, N.A., as Administrative Agent.

“Accepting Lender”: shall have the meaning set forth in Section 2.5(e).

“Additional Commitments”: shall have the meaning set forth in Section 2.14(a).

“Additional Commitments Effective Date”: shall have the meaning set forth in Section 2.14(e).

“Additional Commitments Lender”: shall have the meaning set forth in Section 2.14(c).

“Additional Facility Amendment”: shall have the meaning set forth in Section 2.14(d).

“Additional Facility Closing Date”: shall have the meaning set forth in Section 2.14(f).

“Additional Lender”: shall have the meaning set forth in Section 2.14(c).

“Additional Loan”: shall have the meaning set forth in Section 2.14(a).

“Additional Revolving Credit Commitment”: shall have the meaning set forth in Section 2.14(a).

“Additional Term Commitment”: shall have the meaning set forth in Section 2.14(a).

“Additional Term Facility”: at any time, (i) on or prior to any Additional Facility Closing Date, the aggregate amount of the Additional Term Commitments at such time and (ii) thereafter, the aggregate principal amount of the Additional Term Loans of all Additional Term Lenders outstanding at such time.

“Additional Term Loan Tranche”: shall have the meaning set forth in Section 2.14(a).

“Additional Term Loans”: shall have the meaning set forth in Section 2.14(a).

“Adjusted Eurodollar Rate”: the greater of (i) the quotient obtained (expressed as a decimal, carried out to five decimal places) by dividing (A) the applicable Eurodollar Base Rate by (B) 1.00 minus the Eurodollar Reserve Percentage and (ii) 1.75%.

“Administrative Agent”: Bank of America, N.A., in its capacity as administrative agent for the Lenders under the Loan Documents, and its successors and assigns.

“Administrative Agent’s Office”: the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire”: an Administrative Questionnaire substantially in the form of Exhibit I or in any other form approved by the Administrative Agent.

“Advance Auto Parts Factoring Arrangement”: those certain transactions contemplated by any factoring agreement pursuant to which the Borrower or any of its Subsidiaries factors receivables due from Advance Stores Company Incorporated or its successors or Affiliates.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, in either case, whether by contract or otherwise.

“Affiliate Lender Assignment and Assumption”: shall have the meaning set forth in Section 10.6(i)(iii).

“Affiliate Lenders”: collectively, Non-Debt Fund Affiliates and Debt Fund Affiliates.

“Agents”: the collective reference to the Syndication Agent, the Co-Documentation Agents and the Administrative Agent.

“Agent Parties”: shall have the meaning set forth in Section 10.2(c).

“Aggregate Commitments”: at any time the Commitments of all the Lenders.

“Agreement”: this Credit Agreement.

“Applicable Cash”: at any date, the aggregate amount of cash and Cash Equivalents held by Superholdings, Holdings, the Borrower and its Restricted Subsidiaries on such date subject to a perfected Lien pursuant to, and only to the extent required by, the Security Documents and to no other Lien (other than nonconsensual Liens imposed by law and permitted by Section 7.3), less the amount of additional Taxes and other costs payable or reserved against as a result of or in anticipation of the repatriation by Restricted Subsidiaries that are Foreign Subsidiaries of any such Applicable Cash to the United States, in each case determined on a consolidated basis in accordance with GAAP; provided that the amount of Applicable Cash may not exceed (x) until the earlier of (I) the date on which the initial Superholdings Notes AHYDO Payment is due and (II) the date on which no Superholdings Notes remain outstanding, $200,000,000 (out of which at least $150,000,000 (“Controlled Cash”) shall be deposited in a deposit or a securities account subject to a first priority perfected (by control) security interest in favor of the Administrative Agent; provided that, (1) the Borrower and its restricted subsidiaries may access and use Controlled Cash in their business unless a Notice of Exclusive Control is then in effect with respect thereto and (2) the amount of Controlled Cash will be reduced pro-rata if the aggregate amount of Applicable Cash is less than $200,000,000) and (y) thereafter, $50,000,000.

“Applicable Discount”: shall have the meaning set forth in Section 2.5(a)(iii).

“Applicable Fee Rate”: at any time, in respect of the Revolving Credit Facility, (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.2(b) for the first full fiscal quarter of the Borrower ending after the Closing Date, 0.75% per annum and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio of Superholdings as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.2(b):

Applicable Fee Rate

Pricing Level	Consolidated Leverage Ratio	Commitment Fee
1	> 3.00:1	0.75%
2	< 3.00:1	0.50%

Any increase or decrease in the Applicable Fee Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.2(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered, and, following such delivery, adjusted in accordance with the terms thereof.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Fee Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Percentage”: (i) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (A) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (B) thereafter, the principal amount of such Term Lender’s Term Loans at such time, and (ii) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, in each case subject to adjustment as provided in Section 2.16. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.2, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate”:

In respect of the Term Facility and the Revolving Credit Facility, (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.2(b) for the first full fiscal quarter of the Borrower ending after the Closing Date, 3.50% per annum for Base Rate Loans and 4.50% per annum for Eurodollar Rate Loans and Letter of Credit Fees and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio of Superholdings as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.2(b):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate Loans and Letter of Credit Fees	Base Rate Loans
1	> 3.00:1	4.50%	3.50%
2	< 3.00:1	4.00%	3.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio of Superholdings and its Subsidiaries shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.2(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, Pricing Level 1 shall apply in respect of the Revolving Credit Facility and the Term Facility and, in each case as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is so delivered, and, following such delivery, adjusted in accordance with the terms thereof.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage”: with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender”: at any time, (i) with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (ii) with respect to the Letter of Credit Sublimit, (A) the L/C Issuer and (B) if any Letters of Credit have been issued pursuant to Section 2.3(a), the Revolving Credit Lenders and (iii) with respect to the Swing Line Sublimit, (A) the Swing Line Lender and (B) if any Swing Line Loans are outstanding pursuant to Section 2.4(a), the Revolving Credit Lenders.

“Approved Factoring Arrangements”: shall mean, collectively, the Advance Auto Parts Factoring Arrangement, AutoZone Factoring Arrangement, CarQuest Factoring Arrangement, NAPA Factoring Arrangement and O’Reilly Factoring Arrangement.

“Approved Fund”: any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property by the Borrower or any of its Restricted Subsidiaries not in the ordinary course of business (i) under Section 7.5(e), (f) or (p) or (ii) not otherwise permitted under Section 7.5, in each case, which yields Net Cash Proceeds (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignment and Assumption”: an Assignment and Assumption substantially in the form of Exhibit E-1.

“Assignee Group”: two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Auction”: shall have the meaning set forth in Section 2.5(a)(iii).

“Auction Amount”: shall have the meaning set forth in Section 2.5(a)(iii).

“Auction Notice”: shall have the meaning set forth in Section 2.5(a)(iii).

“Auto-Extension Letter of Credit”: shall have the meaning set forth in Section 2.3(b)(iii).

“AutoZone Factoring Arrangement”: those certain transactions contemplated by any factoring agreement pursuant to which the Borrower or any of its Subsidiaries factors receivables due from AutoZone, Inc. or its successors or Affiliates.

“Available Amount”: as at any date, the sum of, without duplication:

i. the aggregate cumulative amount, not less than zero, equal to (x) 100% minus the then applicable ECF Percentage times (y) Excess Cash Flow for each fiscal year beginning with the fiscal year ending December 31, 2011;

ii. the Net Cash Proceeds received after the Closing Date and on or prior to such date from any Equity Issuance by Superholdings, Holdings or the Borrower (which in the case of any such Equity Issuance by the Borrower, is not Disqualified Capital Stock) which, in the case of any such Equity Issuance by Superholdings or Holdings, have been contributed in cash as common equity to the Borrower, in each case to the extent it is not a Specified Equity Contribution;

iii. the aggregate amount of proceeds received after the Closing Date and on or prior to such date that (i) would have constituted Net Cash Proceeds pursuant to clause (a) of the definition of “Net Cash Proceeds” except for the operation of any of (A) the Dollar threshold set forth in the definition of “Asset Sale” and (B) the Dollar threshold set forth in the definition of “Recovery Event” or (ii) constitutes Declined Proceeds;

iv. the aggregate principal amount of any Indebtedness of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness issued to a Restricted Subsidiary), which has been converted into or exchanged for Capital Stock in Holdings or Superholdings;

v. the amount received by the Borrower or any Restricted Subsidiary in cash (and the fair market value (as determined in good faith by the Borrower) of Property other than cash received by the Borrower or any Restricted Subsidiary) after the Closing Date from any dividend or other distribution by an Unrestricted Subsidiary;

vi. in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary and becomes a Subsidiary Guarantor or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Subsidiary Guarantor, the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable);

vii. an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash and Cash Equivalents by the Borrower or any Restricted Subsidiary in respect of any Investments made with the proceeds of Available Amount; and

viii. the aggregate amount actually received in cash or Cash Equivalents by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Joint Venture that is not a Subsidiary or in any Unrestricted Subsidiary, in each case, to the extent of the Investment in such Joint Venture or Unrestricted Subsidiary;

in each case, that has not been previously applied pursuant to Section 7.6(b) and (l), Section 7.7, Section 7.8(e)(ii) or Section 7.9(a)(1).

“Bank of America”: Bank of America, N.A. and its successors.

“Base Rate”: for any day, a rate per annum equal to the highest of (a) the Prime Rate for such day, (b) the sum of 0.50% plus the Federal Funds Rate for such day, (c) the sum of 1.00% plus Eurodollar Base Rate (determined by reference to clause (ii) of the definition thereof) for such day and (d) 2.75%.

“Base Rate Loan”: a Loan that bears interest based on the Base Rate.

“BBA LIBOR”: shall have the meaning set forth in the definition of Eurodollar Base Rate.

“Borrower”: United Components, Inc. and its successors.

“Borrower Materials”: shall have the meaning set forth in Section 6.2.

“Borrowing”: a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, except that (i) when used in Section 2.3 with respect to any action taken by or with respect to any L/C Issuer, the term “Business Day” shall not include any day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where such L/C Issuer’s Lending Office is located, and (ii) if such day relates to any Eurodollar Rate Loan, such day shall also be a London Banking Day.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all cash expenditures by such Person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a Capital Lease but excluding any amount representing capitalized interest) of fixed or capital assets, computer software or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person; provided that in any event the term “Capital Expenditures” shall exclude: (i) any Permitted Acquisition and any other Investment permitted hereunder; (ii) any expenditures to the extent financed with any amounts reinvested pursuant to Section 2.5(b)(ii); (iii) expenditures for leasehold improvements for which such Person is reimbursed in cash or receives a credit; (iv) the purchase price of property acquired in ordinary course trade-ins or concurrent sales of used or surplus property; and (v) capital expenditures to the extent they are made with the proceeds of equity contributions (other than in respect of Disqualified Capital Stock) made to the Borrower after the Closing Date.

“Capital Lease”: any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“CarQuest Factoring Arrangement”: those certain transactions contemplated by any factoring agreement pursuant to which the Borrower or any of its Subsidiaries factors receivables due from General Parts, Inc. or its successors or Affiliates.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, one or more L/C Issuers or the Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (i) the Administrative Agent and (ii) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” has a meaning correlative to the foregoing, and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within eighteen months from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P and from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1”(or the then equivalent grade) by Moody’s or “A-1”(or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Agreement”: any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank”: any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Cash Management Obligation”: as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person under or in respect of a Cash Management Agreement.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control”: any event or circumstance after which: (i) Superholdings (other than pursuant to a transaction permitted by Section 7.4) shall cease to own, directly or indirectly, 100% of the Capital Stock of the Holdings; (ii) Superholdings or Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower; (iii) if Superholdings’ capital stock is not traded on a nationally-recognized stock exchange, the Permitted Investors shall cease to own collectively at least 50.1% of the capital stock of Superholdings having the power to elect the board of directors (“voting stock”); or (iv) if Superholdings’ capital stock is traded on a nationally-recognized stock exchange, (1) the Permitted Investors shall cease to own collectively at least 35% of the voting stock of Superholdings and a greater percentage of the voting stock of Superholdings than any other person or group or (2) a majority of the board of directors of Superholdings shall not be Continuing Directors.

“Closing Date”: the first date on which all of the conditions precedent set forth in Section 5 shall have been satisfied or waived in accordance with Section 10.1 and the Term Loans have been funded, which date is September 23, 2010.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”: shall have the meaning set forth in the preamble hereto.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: a Term Loan Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice”: a notice of (i) a Term Borrowing, (ii) a Revolving Credit Borrowing, (iii) a conversion of Loans from one Type to the other or (iv) a continuation of Eurodollar Rate Loans, pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit H-1.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Consolidated Adjusted EBITDA”: Consolidated EBTIDA for any Period, provided that, for purposes of determining Consolidated Adjusted EBITDA, the aggregate amount of add backs to Consolidated EBTIDA pursuant to clauses (f) and (k) of such definition, shall not exceed an amount equal to 10% of Consolidated EBITDA for the Test Period most recently ended for which a Compliance Certificate has been delivered pursuant to Section 6.2(b) (without giving effect to any adjustments pursuant to such clauses (f) or clause (k)).

“Consolidated Current Assets”: of Superholdings, Holdings, the Borrower and its Restricted Subsidiaries at any date, all amounts (other than (a) cash and Cash Equivalents, (b) deferred financing fees and (c) amounts for deferred Taxes and Tax reserves so long as such items described in clauses (b) and (c) are not cash items) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date, accounted for pursuant to GAAP; provided, that with respect to each Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the amount of the total current assets of such Restricted Subsidiary that shall be counted for purposes of the Consolidated Current Assets calculation shall equal the product of (x) the Borrower’s direct and/or indirect percentage ownership of such Restricted Subsidiary and (y) the aggregate amount of the total current assets of such Restricted Subsidiary as at such date, determined in accordance with GAAP.

“Consolidated Current Liabilities”: of Superholdings, Holdings, the Borrower and its Restricted Subsidiaries at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Superholdings, Holdings, the Borrower and its Restricted Subsidiaries at such date, but excluding, with respect to the Borrower, (a) the current portion of any Funded Debt of the Borrower and its Restricted Subsidiaries, (b) without duplication, all Indebtedness consisting of Revolving Credit Loans, Swing Line Loans or L/C Borrowings, to the extent otherwise included therein, (c) amounts for non-cash deferred Taxes and non-cash Tax reserves accounted for pursuant to GAAP and (d) any equity compensation related liability; provided, that with respect to each Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the amount of the total current liabilities of such Restricted Subsidiary that shall be counted for purposes of the Consolidated Current Liabilities calculation shall equal the product of (x) the Borrower’s direct and/or indirect percentage ownership of such Restricted Subsidiary and (y) the aggregate amount of the total current liabilities of such Subsidiary as at such date, determined in accordance with GAAP.

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and, if applicable, to the extent reflected as a charge in the statement of such Consolidated Net Income (regardless of classification) for such period, the sum of:

(a) provisions for Taxes based on income (or similar Taxes in lieu of income taxes), profits, capital (or equivalents), including federal, foreign, state, local, franchise, excise and similar Taxes and foreign withholding Taxes of such Person paid or accrued during such period;

(b) Consolidated Interest Expense and, to the extent not reflected in such Consolidated Interest Expense, any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization or write-off of debt discount and debt issuance and deferred financing costs and commissions, discounts and other fees and charges associated with Indebtedness (including commitment, letter of credit and administrative fees and charges with respect to the Facilities and the Superholdings Notes);

(c) depreciation and amortization expense and impairment charges (including deferred financing fees, capitalized software expenditures, intangibles (including goodwill), organization costs and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits);

(d) any extraordinary, unusual or non-recurring expenses or losses (including (x) losses on sales of assets outside of the ordinary course of business, (y) any expenses in connection with the Refinancing and the refinancing of the Superholdings Notes in accordance with the terms of this Agreement, but excluding costs and expenses permitted to be added pursuant to clause (f) below and (z) any loss attributable to the early extinguishment of Indebtedness or Swap Contracts);

(e) any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period);

(f) restructuring and integration costs or reserves, including any severance costs, costs associated with office and facility openings, closings and consolidations, relocation costs, costs and expenses incurred in connection with other non-recurring business optimization expenses;

(g) stock-option based and other equity-based compensation expenses;

(h) transaction costs, fees, losses and expenses (whether or not any transaction is actually consummated) (including those relating to the Refinancing and the transactions contemplated hereby (including any amendments or waivers of the Loan Documents) payable in connection with the sale of Capital Stock, the incurrence of Indebtedness permitted by Section 7.2, transactions permitted by Section 7.4, Dispositions permitted by Section 7.5, or any Permitted Acquisition or other Investment permitted by Section 7.8 (in each case whether or not successful));

(i) all fees and expenses paid pursuant to the Management Agreement, to the extent permitted hereunder;

(j) proceeds from any business interruption insurance (to the extent not reflected as revenue or income in such statement of such Consolidated Net Income);

(k) the amount of cost savings and other operating improvements and synergies projected by the Borrower in good faith and certified in writing to the Administrative Agent to be realized as a result of any acquisition or Disposition (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or Disposition, or from any operational change taken or committed to be taken during such period (in each case calculated on a Pro Forma Basis as though such cost savings and other operating improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Net Income for such period, provided that (i) the Borrower shall have certified to the Administrative Agent that (A) such cost savings, operating improvements and synergies are reasonably anticipated to result from such actions, (B) such actions have been taken, or have been committed to be taken and the benefits resulting therefrom are anticipated by the Borrower to be realized within 12 months and (ii) no cost savings shall be added pursuant to this clause (k) to the extent already included in clause (f) above with respect to such period;

(l) cash expenses relating to earn-outs and similar obligations;

(m) charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any agreement in connection with a Permitted Acquisition or any other acquisition permitted by Section 7.8;

(n) losses recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items;

(o) costs of surety bonds in connection with financing activities of such Person and its Restricted Subsidiaries;

(p) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Public Company Costs; and

(q) costs and expenses incurred in connection with Customer Ramp-Ups; provided that (i) such costs and expenses are paid or otherwise accounted for within six months of the date the relevant change-over begins, (ii) the aggregate amount of such expenses shall not exceed $5,000,000 in any fiscal year of the Borrower and (iii) the aggregate amount of such expenses shall not exceed $32,500,000 during the term of this Agreement;

minus, to the extent reflected as income or a gain in the statement of such Consolidated Net Income for such period, the sum of:

(r) any extraordinary, unusual or non-recurring income or gains (including gains on the sales of assets outside of the ordinary course of business and any income attributable to the early extinguishment of Indebtedness or Swap Contracts);

(s) any other non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required, all as determined on a consolidated basis; and

(t) gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items;

provided that Consolidated EBITDA (x) for the fiscal quarter ending on March 31, 2010 shall be deemed equal to $40,600,000 and (y) for the fiscal quarter ending on June 30, 2010 shall be deemed equal to $44,300,000.

With respect to each Subsidiary that is not a Wholly-Owned Subsidiary or with respect to any Joint Venture, for purposes of calculating Consolidated EBITDA, the amount of income attributable to such Subsidiary or Joint Venture, as applicable, that shall be counted for such purposes shall equal the product of (x) the Borrower’s direct and/or indirect percentage ownership of such Subsidiary or Joint Venture and (y) the aggregate amount of the applicable item of such Subsidiary or Joint Venture, as applicable, except to the extent the application of GAAP already takes into account the non-wholly owned subsidiary relationship. Notwithstanding the forgoing, Consolidated EBITDA shall be calculated without giving effect to the effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with any Investment (including any Permitted Acquisition) and any other acquisition or Investment. Unless otherwise qualified, all references to “Consolidated EBITDA” in this Agreement shall refer to Consolidated EBITDA of the Borrower.

For purposes of determining compliance with the financial covenants set forth in Section 7.1, any cash equity contribution made to the Borrower after the Closing Date and on or after the last day of any fiscal quarter and prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be deemed to increase, dollar for dollar, Consolidated EBITDA for such fiscal quarter for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”), provided that (a) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) no more than four Specified Equity Contributions may be made in the aggregate prior to the Maturity Date, (c) the amount of any Specified Equity Contribution shall be no greater than 100% of the amount required to cause Borrower to be in compliance with such financial covenants, (d) all Specified Equity Contributions shall be disregarded for any purpose under this Agreement other than determining compliance with Section 7.1, (e) the Specified Equity Contribution may not reduce Indebtedness on a Pro Forma Basis for purposes of calculating the financial covenants set forth in Section 7.1 and (f) the proceeds of such Specified Equity Contributions shall have been contributed in cash.

“Consolidated Interest Coverage Ratio”: for any Test Period of Superholdings, Holdings, the Borrower and its Restricted Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Adjusted EBITDA of Superholdings, Holdings, the Borrower and its Restricted Subsidiaries for such period to (b) the Consolidated Interest Expense of Superholdings, Holdings, the Borrower and its Restricted Subsidiaries for such period.

“Consolidated Interest Expense”: of any Person for any period, the difference of (a) total interest expense due and payable (in cash or in kind) in such period (including capitalized interest and interest attributable to Capital Lease Obligations) of such Person and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person and its Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing and, without duplication, net costs of such Person due and payable in cash in such period under Swap Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), but excluding, however, (x) amortization of deferred financing costs and (y) moneys deposited on the Closing Date with Wells Fargo Bank Minnesota, National Association, as trustee with respect to the Senior Subordinated Notes to discharge the Senior Subordinated Notes in accordance with Section 12.01 of the Indenture governing the Senior Subordinated Notes, in each case of the foregoing clauses (x) and (y), to the extent otherwise included in Consolidated Interest Expense, minus (b) interest income received by such Person and its Restricted Subsidiaries in cash for such period (including, without limitation, net cash income under Swap Contracts in respect of interest rates to the extent such net income is allocable to such period in accordance with GAAP); provided, that with respect to each Restricted Subsidiary that is not a Wholly-Owned Subsidiary, (i) the amount of interest expense of such Subsidiary that shall be counted for purposes of the Consolidated Interest Expense calculation shall equal the product of (x) the Borrower’s direct and/or indirect percentage ownership of such Restricted Subsidiary and (y) the aggregate amount of interest expense of such Restricted Subsidiary as at such date, determined in accordance with GAAP, and (ii) the amount of interest income of such Restricted Subsidiary that shall be counted for purposes of the Consolidated Interest Expense calculation shall equal the product of (x) the Borrower’s direct and/or indirect percentage ownership of such Restricted Subsidiary and (y) the aggregate amount of interest income of such Restricted Subsidiary as at such date, determined in accordance with GAAP; provided that Consolidated Interest Expense (x) for the fiscal quarter ending on March 31, 2010 shall be deemed equal to $14,500,000, (y) for the fiscal quarter ending on June 30, 2010 shall be deemed equal to $14,600,000 and (y) for the fiscal quarter ending on September 30, 2010 shall be deemed equal to $14,800,000.

“Consolidated Leverage Ratio”: as at the last day of any Test Period of Superholdings, Holdings, the Borrower and its Restricted Subsidiaries, on a consolidated basis, the ratio of (a) Consolidated Total Debt (net of Applicable Cash) on such day to (b) Consolidated Adjusted EBITDA of Superholdings, Holdings, the Borrower and its Restricted Subsidiaries for such period; provided that for purposes of calculating Consolidated EBITDA of Superholdings, Holdings, the Borrower and its Restricted Subsidiaries for any period, (i) notwithstanding clause (a) of the definition of “Consolidated Net Income”, the Consolidated EBITDA of any Person acquired by the Borrower and its Restricted Subsidiaries during such period shall be included on a Pro Forma Basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) and (ii) the Consolidated EBITDA of any Person Disposed of by the Borrower and its Restricted Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Borrower and its consolidated Restricted Subsidiaries for any period, there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries and (b) the income (or loss) of any Person (other than a Restricted Subsidiary) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest (including any Joint Venture), except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of cash dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income). Notwithstanding the forgoing, for purposes of calculating Excess Cash Flow, Consolidated Net Income shall not include: (i) extraordinary gains for such period, (ii) the cumulative effect of a change in accounting principles during such period, (iii) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction and (iv) any income (loss) for such period attributable to the early extinguishment of Indebtedness or Swap Contracts. Unless otherwise qualified, all references to “Consolidated Net Income” in this Agreement shall refer to Consolidated Net Income of the Superholdings, Holdings, the Borrower and its Restricted Subsidiaries. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, Property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition whether consummated before or after the Closing Date, or the amortization or write-off of any amounts thereof.

“Consolidated Total Assets”: the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the consolidated balance sheet of the Borrower.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Funded Debt of Superholdings, Holdings, the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided, that with respect to each Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the amount of Funded Debt of such Restricted Subsidiary that shall be counted for purposes of the Consolidated Total Debt calculation shall equal the product of (x) the Borrower’s direct and/or indirect percentage ownership of such Restricted Subsidiary and (y) the aggregate principal amount of Funded Debt of such Restricted Subsidiary as at such date, determined in accordance with GAAP.

“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets of Superholdings, Holdings, the Borrower and its Restricted Subsidiaries on such date less (b) Consolidated Current Liabilities of Superholdings, Holdings, the Borrower and its Restricted Subsidiaries on such date; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Consolidated Working Capital shall be calculated without regard to changes in the working capital balance as a result of non-cash increases or decreases thereof that will not result in future cash payments or receipts or cash payments or receipts in any previous period, in each case, including, without limitation, any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (i) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (ii) the effects of purchase accounting and (iii) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Swap Contracts.

“Continuing Directors”: the directors of Superholdings on the Closing Date and each other director of Superholdings, if, in each case, such other director’s nomination for election to the board of directors of Superholdings is recommended by at least 51% of the then Continuing Directors or such other director receives the vote of the Sponsor, as applicable, in his or her election by the shareholders of Superholdings.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (i) (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making or managing equity or debt investments in any other Person or (ii) is managed or advised by such Person or such Person’s Subsidiaries. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Credit Extension”: each of the following: (i) a Borrowing and (ii) an L/C Credit Extension.

“Customer Ramp-Ups”: start-up costs incurred in connection with change-over inventory acquisitions.

“Debt Fund Affiliate”: any Affiliate of Superholdings that is a bona fide diversified debt fund, provided that the Sponsor (other than any Affiliate of TC Group L.L.C. that is itself a Debt Fund Affiliate) does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of any such fund.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender”: shall have the meaning set forth in Section 2.5(e).

“Declined Proceeds”: shall have the meaning set forth in Section 2.5(e).

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”: (i) when used with respect to Senior Credit Obligations other than Letter of Credit Fees and the Applicable Fee Rate, an interest rate equal to (A) the Base Rate plus (B) the Applicable Rate, if any, applicable to Base Rate Loans under the Term Facility plus (C) 2.00% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum, (ii) when used with respect to Letter of Credit Fees, a rate equal to (A) the Applicable Rate plus (B) 2.00% per annum and (iii) when used with respect to the commitment fee set forth in Section 2.9(a) the rate equal to (A) the Applicable Fee Rate plus (B) 2.00% per annum.

“Defaulting Lender”: subject to Section 2.16, any Lender that, as reasonably determined by the Administrative Agent, (i) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (iii) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations or (iv) has, or has a direct or indirect parent company that has, (A) become the subject of a proceeding under any Debtor Relief Law, (B) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (C) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Derivatives Counterparty”: shall have the meaning set forth in Section 7.6.

“Discount Range”: shall have the meaning set forth in Section 2.5(a)(iii).

“Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: Capital Stock that (a) requires the cash payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock, in the case of clauses (a), (b) and (c), prior to the date that is 91 days after the final scheduled Maturity Date (other than (i) upon payment in full of Senior Credit Obligations (other than contingent indemnification obligations and other contingent obligations not yet due and owing) or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Senior Credit Obligations (other than contingent indemnification obligations and other contingent obligations not yet due and owing); provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Superholdings or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Superholdings or such Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars” and “$”: lawful currency of the United States of America.

“Domestic Subsidiary”: any Restricted Subsidiary of the Borrower that is organized under the laws of any jurisdiction within the United States of America.

“ECF Percentage”: with respect to any fiscal year of the Borrower, (i) 50%, if the Consolidated Leverage Ratio as of the last day of such fiscal year was equal to or greater than 3.00 to 1.00, (ii) 25%, if the Consolidated Leverage Ratio as of the last day of such fiscal year was less than 3.00 to 1.00 but equal to or greater than 2.00 to 1.00, and (iii) 0%, if the Consolidated Leverage Ratio as of the last day of such fiscal year was less than 2.00 to 1.00.

“Eligible Assignee”: any Person that meets the requirements to be an assignee under Section 10.6(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).

“Environmental Laws”: any and all applicable Laws (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety (to the extent relating to exposure to Hazardous Materials).

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries directly or indirectly resulting from or based on (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (iii) exposure to any Hazardous Material, (iv) the release or threatened release of any Hazardous Material into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, exemptions and other authorizations pursuant to any Environmental Law.

“Equity Issuance”: any issuance by Superholdings, Holdings, the Borrower or any Restricted Subsidiary of its Capital Stock in a public or private offering or any capital contribution made to Superholdings, Holdings, the Borrower or any Restricted Subsidiary.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Base Rate”: (i) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (A) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (B) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest

Period; and (ii) for any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to (A) BBA LIBOR, at approximately 11:00 a.m., London time, determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (B) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan”: at any date a Loan which bears interest at a rate based on the Adjusted Eurodollar Rate.

“Eurodollar Reserve Percentage”: for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to “Eurocurrency liabilities”). The Adjusted Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default”: any of the events set forth in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of Superholdings, Holdings and the Borrower, the difference, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income of Superholdings, Holdings and the Borrower for such fiscal year, (ii) the amount of all non-cash charges (including depreciation, amortization and deferred Tax expense) deducted in arriving at such Consolidated Net Income and cash receipts included in clause (i) of the definition of “Consolidated Net Income” and excluded in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year (excluding any decrease in Consolidated Working Capital relating to leasehold improvements for which Superholdings, Holdings, the Borrower or any of its Subsidiaries is reimbursed in cash or receives a credit) and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by Superholdings, Holdings, the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income; minus (b) the sum, without duplication (including, in the case of clauses (ii) and (ix) below, duplication across periods (provided that all or any portion of the amounts referred to in clauses (ii) and (ix) below with respect to a period may be applied in the determination of Excess Cash Flow for any subsequent period to the extent such amounts did not previously result in a reduction of Excess Cash Flow in any prior period)) of:

(i) the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income (including, without limitation, deferred Tax benefits) and cash charges excluded in clauses (i) through (iv) of the definition of “Consolidated Net Income” but included in arriving at such Consolidated Net Income;

(ii) the aggregate amount (A) actually paid by Superholdings, Holdings, the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures and Permitted Acquisitions and (B) committed during such fiscal year to be used to make Capital Expenditures or Permitted Acquisitions which in either case have been actually made or consummated or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such fiscal year (in each case under this clause (ii) other than to the extent any such Capital Expenditure or Permitted Acquisition is made (or, in the case of the preceding clause (B), is expected to be made) out of the (w) Available Amounts, (x) with the proceeds of new long-term Indebtedness, (y) an Equity Issuance or (z) with the proceeds of any amount reinvested in accordance with Section 2.5(b)(ii));

(iii) the aggregate amount of (x) all regularly scheduled principal payments of the Term Loans made during such fiscal year pursuant to Section 2.7(a), (y) all mandatory prepayments of the Term Loans made during such fiscal year pursuant to Section 2.5(b)(i), (ii) and (iii) and (z) all mandatory prepayments of the Revolving Loans and Swing Line Loans made during such fiscal year pursuant to Section 2.5(b)(v);

(iv) the aggregate amount of voluntary or mandatory permanent principal payments or mandatory repurchases of Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries (excluding the Loans and the Revolving Credit Commitments); provided, that (A) such prepayments or repurchases are otherwise permitted hereunder, (B) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment or repurchase, and (C) such prepayments or repurchases are not made, directly or indirectly, using (1) proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period (including any proceeds from Indebtedness) or (2) the Available Amount;

(v) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year (excluding any increase in Consolidated Working Capital relating to leasehold improvements for which Superholdings, Holdings, the Borrower or any of its Subsidiaries is reimbursed in cash or receives a credit);

(vi) the aggregate net amount of non-cash gain on the Disposition of Property by Superholdings, Holdings, the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income;

(vii) fees and expenses incurred in connection with the Refinancing or any Permitted Acquisition (whether or not consummated);

(viii) purchase price adjustments paid or received in connection with any Permitted Acquisition or any other acquisition permitted under Section 7.8;

(ix) (A) the net amount of Investments made during such period pursuant to paragraphs (d), (e) (to the extent, in the case of clause (e), such Investment is not made with the proceeds of the Available Amount) (g), (j), (k), (l), (m) and (n)(i) of Section 7.8 (to the extent, in the case of clause (n)(i), such Investment relates to Restricted Payments permitted under Section 7.6(c), (e), (g), (h), (i), (k)(i) or (k)(ii)) or committed during such period to be used to make Investments pursuant to such paragraphs of Section 7.8, which have been actually made or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such period (but excluding Investments among Superholdings, Holdings, the Borrower and its Restricted Subsidiaries) and (B) permitted Restricted Payments made in each case by Superholdings, Holdings, the Borrower during such period and permitted Restricted Payments made by any Restricted Subsidiary to any Person other than Superholdings, Holdings, the Borrower or any of the Restricted Subsidiaries during such period, in each case, to the extent permitted by Section 7.6(c), (e), (g), (h), (k)(i) or (k)(ii); provided that the amount of Restricted Payments made pursuant to Section 7.6(e) and deducted pursuant to this clause (ix) shall not exceed $5,000,000 in any fiscal year;

(x) the amount (determined by the Borrower) of such Consolidated Net Income which is mandatorily prepaid or reinvested pursuant to Section 2.5(b) (or as to which a waiver of the requirements of such Section applicable thereto has been granted under Section 10.1) prior to the date of determination of Excess Cash Flow for such fiscal year as a result of any Asset Sale or Recovery Event;

(xi) the aggregate amount of any premium or penalty actually paid in cash that is required to be made in connection with any prepayment of Indebtedness;

(xii) cash payments by Superholdings, Holdings, the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of Superholdings, Holdings, the Borrower and its Subsidiaries other than Indebtedness;

(xiii) the aggregate amount of expenditures actually made by Superholdings, Holdings, the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income;

(xiv) cash expenditures in respect of Swap Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income;

(xv) the amount of Taxes (including penalties and interest) paid in cash in such period or Tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period;

(xvi) the amount of cash payments made in respect of pensions and other post-employment benefits in such period;

(xvii) payments made in respect of the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period, including pursuant to dividends declared or paid on Capital Stock held by third parties in respect of such non-wholly-owned Restricted Subsidiary;

(xviii) fees for Oversight Services (as defined in the Management Agreement) and expenses paid pursuant to the Management Agreement as permitted hereunder; and

(xix) the amount representing accrued expenses for cash payments (including with respect to retirement plan obligations) that are not paid in cash in such fiscal year, provided that such amounts will be added to Excess Cash Flow for the following fiscal year to the extent not paid in cash during such following fiscal year.

“Excluded Subsidiaries”: (a) at the option of the Borrower, each Domestic Subsidiary which is an Immaterial Subsidiary as of the Closing Date and listed on Schedule 1.1(a) and each future Domestic Subsidiary which is an Immaterial Subsidiary, in each case, for so long as such Subsidiary remains an Immaterial Subsidiary, (b) at the option of the Borrower, each Domestic Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 6.10(c) (for so long as such Subsidiary remains a non-wholly-owned Restricted Subsidiary), (c) any Foreign Subsidiary Holding Company, (d) each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (e) each Unrestricted Subsidiary, (f) each Domestic Subsidiary to the extent that (i) such Domestic Subsidiary is prohibited by any applicable Contractual Obligation or Requirement of Law from guaranteeing the Senior Credit Obligations, (ii) any Contractual Obligation prohibits such guarantee without the consent of the other party or (iii) a guarantee of the Senior Credit Obligations would give any other party to a Contractual Obligation the right to terminate its obligation thereunder; provided that clauses (ii) and (iii) shall not be applicable if (A) such other party is a Loan Party or a Wholly-Owned Subsidiary or (B) consent has been obtained to provide such pledge and for so long as such Contractual Obligation or replacement or renewal thereof is in effect, (g) at the option of the Borrower, any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed by notice to the Borrower) the cost of providing a guarantee is excessive in view of the benefits to be obtained by the Lenders or (h) any Foreign Subsidiary. Notwithstanding the foregoing, to the extent that any of the foregoing Subsidiaries become party to the Guaranty and Collateral Agreement pursuant to the terms hereof and thereof (and, in the case of Unrestricted Subsidiary, also becomes a Restricted Subsidiary), such Subsidiary shall no longer be deemed to be an Excluded Subsidiary.

“Excluded Taxes”: with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) Taxes imposed on or measured by its net income (however denominated), net profits or net worth and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Lending Office is located or in which such Lender is engaged in business (other than a business deemed to arise solely as a result of such Lender’s entering into, being a party to, receiving any payments under, or exercising or enforcing its rights under, any of the Loan Documents), (ii) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (i), (iii) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.1(e)(ii) or Section 3.1(e)(iv), (iv) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that is (A) required to be imposed on amounts payable to such Foreign Lender pursuant to Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) (or where the Foreign Lender is a partnership for U.S. Federal income Tax purposes, pursuant to any Law in effect on the later of the date on which such Foreign Lender becomes a party hereto or the date on which the affected partner becomes a partner of such Foreign Lender) or (B) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law that occurs after the date on which such Foreign Lender becomes a party hereto, or where such Foreign Lender is a partnership for U.S. Federal income Tax purposes, a Change in Law that occurs after the later of the date on which such Foreign Lender becomes a party hereto or the date on which the affected partner becomes a partner of the Foreign Lender) to comply with clause (B) of Section 3.1(e)(ii) or Section 3.1(e)(iv), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.1(a), (v) any United States withholding tax that is imposed as a result of such recipient’s failure to comply with the requirements of FATCA to establish an exemption from such withholding tax pursuant to FATCA and (vi) interest and penalties with respect to the Taxes referred to in clauses (i) through (v).

“Facility”: the Revolving Facility, the Term Facility, any Additional Facility or Specified Refinancing Debt.

“Failed Auction”: shall have the meaning set forth in Section 2.5(a)(iii).

“FATCA”: Sections 1471 through 1474 of the Code as enacted on the date hereof, and any regulations thereunder or official interpretations thereof.

“Federal Funds Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter”: the letter agreement dated September 23, 2010 among the Borrower, the Administrative Agent and the Joint Lead Arrangers.

“Finance Document”: (i) each Loan Document, (ii) each Secured Hedge Agreement and (iii) each Secured Cash Management Agreement, and “Finance Documents” means all of them, collectively.

“Finance Obligations”: at any date, (i) all Senior Credit Obligations, (ii) all Swap Obligations of a Loan Party permitted hereunder then owing under any Secured Hedge Agreement to any Hedge Bank and (iii) all Secured Cash Management Obligations.

“Foreign Cash Equivalents”: (a) certificates of deposit or bankers acceptances of, and bank deposits with, any bank organized under the laws of any country that is a member of the European Economic Community, Mexico (with respect to a Foreign Subsidiary organized in Mexico) or China (with respect to a Foreign Subsidiary organized in China) or any subdivision thereof, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition, (b) commercial paper maturing not more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P’s or Moody’s and (c) shares of any money market mutual fund that has its assets invested continuously in the types of investments referred to in clauses (a) and (b) above.

“Foreign Lender”: any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is a resident for Tax purposes (including such a Lender when acting in the capacity of a L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary”: any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company”: any Restricted Subsidiary of the Borrower which is a Domestic Subsidiary substantially all of the assets of which consist of the Capital Stock of one or more Foreign Subsidiaries.

“FQ1”, “FQ2”, “FQ3”, and “FQ4”: when used with a numerical year designation, means the first, second, third or fourth fiscal quarters, respectively, of such fiscal year of the Borrower. (e.g., FQ4 2010 means the fourth fiscal quarter of the Borrower’s 2010 fiscal year, which ends December 31, 2010).

“Fronting Exposure”: at any time there is a Defaulting Lender, (i) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations arising in respect of Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (ii) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund”: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a), (c) and (e) of the definition of “Indebtedness” in this Section.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Granting Lender”: shall have the meaning set forth in Section 10.6(g).

“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central bank).

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of September 23, 2010, executed and delivered by Superholdings, Holdings, the Borrower and each Subsidiary Guarantor and substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: Superholdings, Holdings and each Subsidiary of the Borrower which is not an Excluded Subsidiary.

“Hazardous Materials”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environment Law.

“Hedge Bank”: any Person that, at the time it enters into a Swap Contract permitted under Section 6 or 7, is a Lender or an affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Holdings”: UCI Acquisition Holdings, Inc., a Delaware corporation.

“Immaterial Subsidiary”: on any date, any Subsidiary of the Borrower that has had less than 5% of Consolidated Total Assets and 5% of annual consolidated revenues of the Borrower and its Restricted Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such date; provided that at no time shall all Immaterial Subsidiaries have in the aggregate Consolidated Total Assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such time) in excess of 7.5% of Consolidated Total Assets or annual consolidated revenues, respectively, of the Borrower and its Restricted Subsidiaries.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables, accrued expenses and deferred compensation arrangements incurred in the ordinary course of such Person’s business and progress and advance payments received in the ordinary course of such Person’s business) which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (provided, that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of the amount of such Indebtedness and the fair market value of the Property that is encumbered by such Lien as determined in good faith by such Person).

“Indemnified Taxes”: Taxes other than Excluded Taxes.

“Indemnitee”: shall have the meaning set forth in Section 10.4(b).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (i) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (ii) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period”: as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (or to the extent consented to by all Appropriate Lenders, nine or twelve months thereafter), as selected by the Borrower in its Committed Loan Notice; provided that: (i) any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (iv) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; (iii) no Interest Period in respect of Term Loans may be selected which extends beyond a principal amortization payment date specified in Section 2.7 for Loans of the applicable Facility unless, after giving effect to the selection of such Interest Period, the aggregate principal amount of Term Loans of the applicable Facility which are comprised of Base Rate Loans together with such Term Loans comprised of Eurodollar Rate Loans with Interest Periods expiring on or prior to such date are at least equal to the aggregate principal amount of Term Loans of the applicable Facility due on such date; and (iv) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investments”: shall have the meaning set forth in Section 7.8.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc.(or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents”: with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers”: shall have the meaning set forth in the preamble hereto.

“Joint Venture”: any entity in which the Borrower or one or more Subsidiaries hold equity interests representing at least 20%, but not more than 80%, of the total outstanding equity interests of such entity.

“L/C Advance”: with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension”: with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer”: (i) Bank of America, in its capacity as issuer of Letters of Credit under Section 2.3(b) and its successor or successors in such capacity and (ii) any other Lender which the Borrower shall have designated as an “L/C Issuer” by notice to the Administrative Agent (including any Lender designated as such as a replacement for any L/C Issuer who is at the time of such appointment a Defaulting Lender).

“L/C Obligations”: as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws”: collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“Lenders”: each bank and other lending institution listed on Schedule 2.1, each Eligible Assignee that becomes a Lender pursuant to Section 10.6(b) and their respective successors and shall include, as the context may require, each L/C Issuer and/or the Swing Line Lender in such capacity.

“Lending Office”: (i) with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained and (ii) with respect to any L/C Issuer and for each Letter of Credit, the “Lending Office” of such L/C Issuer (or of an Affiliate of such L/C Issuer) designated on the signature pages hereto or such other office of such L/C Issuer (or of an Affiliate of such L/C Issuer) as such L/C Issuer may from time to time specify to the Administrative Agent and the Borrower as the office by which its Letters of Credit are to be issued and maintained.

“Letter of Credit”: any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application”: an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date”: the day that is three Business Days prior to the Maturity Date then in effect for the Revolving Credit Facility.

“Letter of Credit Fee”: shall have the meaning set forth in Section 2.3(h).

“Letter of Credit Sublimit”: an amount equal to $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien”: any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease in the nature thereof having substantially the same effect as any of the foregoing).

“Loan”: an extension of credit by a Lender to the Borrower under Section 2 in the form of a Term Loan, a Revolving Credit Loan, a Swing Line Loan or an Additional Loan.

“Loan Documents”: this Agreement, any Additional Facility Amendment, the Fee Letter, the Security Documents, each Perfection Certificate, any agreement creating or perfecting rights in Cash Collateral pursuant to Section 2.15, the Issuer Documents, any Refinancing Amendment and the Notes.

“Loan Parties”: the Borrower and each Guarantor.

“London Banking Day”: any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Management Agreement”: the management agreement of the Borrower with the Sponsor and/or Affiliates of the Sponsor as in effect on June 20, 2003 or as modified from time to time with the consent of the Administrative Agent.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the material rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Material Subsidiary”: any Subsidiary of Borrower that holds assets having a fair market value (as reasonably and in good faith determined by the Board of Directors of the Borrower) of $20,000,000 or more.

“Maturity Date”: (i) with respect to the Revolving Credit Facility, September 23, 2015, and (ii) with respect to the Term Facility, March 23, 2017, provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day; and, provided, further, that, if any Superholdings Notes have not been repaid, satisfied or discharged in accordance with the terms thereof on September 15, 2013, the Maturity Date shall be September 15, 2013.

“Maximum Investment Amount”: at any time, the greater of $125,000,000 and 12.5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries.

“Mortgaged Properties”: the real properties listed on Schedule 1.1(b), as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAPA Factoring Arrangement”: those certain transactions contemplated by any factoring agreement pursuant to which the Borrower or any of its Subsidiaries factors receivables due from Genuine Parts Company or its successors or Affiliates.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith, (ii) Taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available Tax credits or deductions and any Tax sharing arrangements), (iii) any costs associated with unwinding a Swap Contract in connection with such transaction, (iv) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any Taxes deducted pursuant to clause (ii) above) (A) associated with the assets that are the subject of such event and (B) retained by the Borrower or any of the Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction and (v) the pro rata portion of the Net Cash Proceeds of any such Asset Sale or Recovery Event (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Borrower or any Domestic Subsidiary as a result thereof and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and costs associated with unwinding a Swap Contract in connection therewith.

“No Undisclosed Information Representation”: by a Person means a representation that such Person is not in possession of any material non-public information that (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Superholdings or any of its Subsidiaries) or has not otherwise been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Exchange Act prior to the making of such representation and (b) could reasonably be expected to have a material effect upon, or otherwise be material to, Superholdings, its subsidiaries or their respective securities.

“Non-Debt Fund Affiliate”: any Affiliate of Superholdings, including the Sponsor, other than (i) any Subsidiary of Superholdings, (ii) any Debt Fund Affiliate and (iii) any natural person.

“Non-Consenting Lender”: shall have the meaning set forth in Section 10.13(d).

“Non-Extension Notice Date”: shall have the meaning set forth in Section 2.3(b)(iii).

“Non-Guarantor Subsidiary”: a Restricted Subsidiary which is not a Subsidiary Guarantor.

“Non-Recourse Debt”: Indebtedness (a) with respect to which no default would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (b) as to which the lenders or holders thereof will not have any recourse to the capital stock or assets of Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries.

“Note”: a Revolving Credit Note or a Term Note, as the context may require, and “Notes” means any combination of the foregoing.

“Notice of Exclusive Control”: the notice delivered to the applicable depository bank holding Controlled Cash pursuant to a deposit account control agreement reasonably satisfactory to the Borrower and the Administrative Agent permitting the Administrative Agent to exercise control over such account, which may be delivered only following the occurrence and during the continuance of an Event of Default.

“O’Reilly Factoring Arrangement”: those certain transactions contemplated by any factoring agreement pursuant to which the Borrower or any of its Subsidiaries factors receivables due from O’Reilly Automotive, Inc. or its successors or Affiliates.

“Organizational Document”: with respect to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person.

“Other Taxes”: any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, other than Excluded Taxes.

“Outstanding Amount”: (i) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent Company”: any direct or indirect parent of Superholdings.

“Participant”: shall have the meaning set forth in Section 10.6(d).

“Patriot Act”: shall have the meaning set forth in Section 10.18.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Act”: The Pension Protection Act of 2006.

“Pension Funding Rules”: The rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act and thereafter, Sections 412, 430, 431, 432, and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Perfection Certificate”: with respect to any Loan Party a certificate, substantially in the form of Exhibit J to this Agreement, completed and supplemented with the schedules and attachments contemplated thereby to the satisfaction of the Administrative Agent and duly executed by the chief executive officer and the chief legal officer of such Loan Party.

“Permitted Acquisition”: any acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the Capital Stock of (or if the remainder of such Capital Stock will be held by management, more than 80% of the Capital Stock of), or all or substantially all of the assets constituting a business unit of, any other Person so long as, with respect to any such acquisition, the following conditions are satisfied:

i. no Default or Event of Default shall have occurred and be continuing or would result from such acquisition;

ii. after giving effect to such acquisition, the Borrower shall be in Pro Forma Compliance (determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b), as applicable) with the financial covenants set forth in Section 7.1;

iii. the Consolidated Leverage Ratio of Superholdings shall not exceed on a Pro Forma Basis (determined as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b), as applicable) the then-applicable level set forth under Section 7.1, minus 0.25;

iv. the target of such acquisition shall be primarily in the same line of business as the Borrower and its Subsidiaries or one reasonably related, complementary, synergistic or ancillary thereto (including related, complementary, synergistic or ancillary technologies) or a reasonable extension thereof;

v. in the case of the acquisition of the Common Stock of another Person, such acquisition shall not be consummated by the Borrower or its Subsidiaries unless the board of directors of the target of such acquisition shall have consented thereto;

vi. the total cash and noncash consideration (including, without limitation, the fair market value of all Capital Stock issued or transferred to the sellers thereof, earnouts and other contingent payment obligations to such sellers and all assumptions of Indebtedness in connection therewith) paid by or on behalf of the Borrower and its Restricted Subsidiaries for any such purchase or other acquisition of an entity that does not become a Guarantor or of assets that do not become Collateral, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Restricted Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Restricted Subsidiaries of entities that do not become Guarantors or of assets that do not become Collateral, shall not cause the Permitted Non-Guarantor Investment Amount to exceed the Maximum Investment Amount;

vii. if the total consideration (other than any equity consideration) in respect of such acquisition exceeds $10,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of the Borrower signed by a Responsible Officer to such effect, together with all relevant financial information for such Subsidiary or asset to be acquired reasonably requested by the Administrative Agent prior to such acquisition to the extent available; and

viii. concurrently with the consummation of such acquisition the Borrower shall have complied with the requirements of Section 6.10 with respect thereto (or made arrangements with the Administrative Agent acceptable to the Administrative Agent with respect to the provisions of such Section 6.10).

“Permitted Investors”: the collective reference to the Sponsor, its Control Investment Affiliates and members of management of Superholdings, Holdings, the Borrower or any Subsidiary; provided that in no event shall the members of management be treated as Permitted Investors with respect to more than ten percent (10%) of the outstanding voting Capital Stock of Superholdings or with respect to their ability to designate, or to vote or direct the voting of securities having the power to elect, more than ten percent (10%) of the board of directors of Superholdings.

“Permitted Non-Guarantor Investment Amount”: at the time of any determination thereof, (without duplication) (a) the sum of (i) the aggregate fair market value (as determined by the Borrower in good faith) of all assets Disposed of by Loan Parties to Joint Ventures and Excluded Subsidiaries after the Closing Date (net of the amount of any consideration received therefor), (ii) the aggregate amount of Investments made by Loan Parties in Joint Ventures and Excluded Subsidiaries after the Closing Date (net of the amount of returns on such Investments, or if such Investment is a loan or a guarantee, less any cash payments actually received in reimbursement thereof) and (iii) amount of all loans made by Loan Parties to Joint Ventures and Excluded Subsidiaries after the Closing Date (net of the repayments of the principal amount thereof); minus (b) (without duplication of any returns referred to in clause (a)(ii) above or any repayments of principal referred to in clause (a)(ii) above) any dividend or any interest payment received by a Loan Party from a Joint Venture or an Excluded Subsidiary.

“Permitted Ratio Debt”: unsecured Indebtedness incurred or issued by the Borrower or any Subsidiary Guarantor, so long as (i) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is ninety one (91) days after the Maturity Date for the Term Facilities (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (ii) the terms of such Indebtedness do not include any financial maintenance covenants, (iii) any negative covenants included in the terms of such Indebtedness are incurrence based and in any events such negative covenants, when taken as a whole, are not more restrictive to the Loan Parties and their Subsidiaries than those set forth in this Agreement (provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (iii), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five Business Day period) and (iv) if such Indebtedness is subordinated, the Finance Obligations have been, and while the Facilities remain outstanding no other Indebtedness is or is permitted to be, designated as “Designated Senior Indebtedness” or its equivalent in respect of such Indebtedness.

“Permitted Refinancings”: with respect to any Person, refinancings, replacements, modifications, refundings, renewals or extensions of Indebtedness provided that (a) there is no increase in the principal amount (or accrued value) thereof (excluding accrued interest, fees, discounts, premiums and expenses), (b) the weighted average life to maturity of such Indebtedness is greater than or equal to the shorter of (i) the weighted average life to maturity of the Indebtedness being refinanced and (ii) the weighted average life to maturity that would result if all payments of principal on the Indebtedness being refinanced that were due on or after the date that is one year following the Maturity Date in respect of the Term Facility (or, such later date that is the latest final maturity date of any incremental extensions of credit hereunder) were instead due one year following the Maturity Date in respect of the Term Facility (or, such later date that is the latest final maturity date of any incremental extensions of credit hereunder), (c) if the Indebtedness being refinanced, refunded, modified, renewed or extended is subordinated in right of payment to the Finance Obligations, such refinancing, refunding, modification, renewal or extension is subordinated in right of payment to the Finance Obligations (A) on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, refunded, modified, renewed or extended, (B) on terms consistent with the then-prevailing market terms for subordination of comparable Indebtedness or (C) on terms to which the Administrative Agent shall agree (provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such refinanced, refunded, modified, renewed or extended Indebtedness, together with a reasonably detailed description of the material terms and conditions of such refinanced, refunded, modified, renewed or extended Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (c), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five Business Day period), (d) the terms and conditions (including, if applicable, as to collateral) of any such refinanced, refunded, modified, renewed or extended Indebtedness are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (d), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five Business Day period), (e) no Default or Event of Default shall have occurred and be continuing at the time thereof or no Default or Event of Default would result from any such refinancing, refunding, modification, renewal or extension and (f) with respect to any such Indebtedness that is secured, neither the Borrower nor any Restricted Subsidiary shall be an obligor or guarantor of any such refinancings, replacements, refundings, renewals or extensions except to the extent that such Person was such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Seller Note”: a promissory note containing subordination and other provisions reasonably acceptable to the Administrative Agent, representing Indebtedness of Superholdings, Holdings, the Borrower or any Subsidiary incurred in connection with any Permitted Acquisition and payable to the seller in connection therewith.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, Joint Venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: shall have the meaning set forth in Section 6.2.

“Prepayment Notice”: a notice of prepayment of Loans pursuant to Section 2.5(c), which, if in writing, shall be substantially in the form of Exhibit H-3.

“Prime Rate”: for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Balance Sheet”: shall have the meaning set forth in Section 4.1(a).

“Pro Forma Basis”: with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.9.

“Pro Forma Compliance”: with respect to any covenant in Section 7.1, compliance on a Pro Forma Basis with such covenant in accordance with Section 1.9.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock of another Person.

“Public Company Activities”: activities incidental to compliance with the provisions of the Securities Act and the Exchange Act and the rules of national securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debtholders.

“Public Company Costs”: costs relating to compliance with the provisions of the Securities Act and the Exchange Act and the rules of national securities exchanges, in each case, as applicable to companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Public Lender”: shall have the meaning set forth in Section 6.2.

“Qualifying Bids”: shall have the meaning set forth in Section 2.5(a)(iii).

“Qualifying Lender”: shall have the meaning set forth in Section 2.5(a)(iii).

“Qualified Capital Stock”: any Capital Stock that is not Disqualified Capital Stock.

“Qualified Public Offering”: any underwritten public offering of the common stock of the Borrower, Superholdings or Holdings which generates Net Cash Proceeds to the Borrower, Superholdings or Holdings, as applicable, of at least $150,000,000.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Restricted Subsidiaries, in an amount for each such event exceeding $5,000,000.

“Refinancing”: the refinancing of the 2006 Credit Agreement and of the Senior Subordinated Notes to occur on the Closing Date in accordance with the terms of this Agreement.

“Refinancing Amendment”: an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.17.

“Register”: shall have the meaning set forth in Section 10.6(c).

“Regulation D, H or U”: Regulation D, H or U, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.

“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender or an Affiliate of such investment advisor, or by such Lender or an Affiliate of such Lender.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reply Amount”: shall have the meaning set forth in Section 2.5(a)(iii).

“Reply Discount”: shall have the meaning set forth in Section 2.5(a)(iii).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by regulation.

“Repricing Transaction”: any refinancing, replacement or repricing, in whole or in part, of any of the Loans under this Agreement, directly or indirectly, (x) from, or in anticipation of, the receipt of proceeds of any Indebtedness (including, without limitation, any Additional Loans or any new or additional loans under this Agreement), or (y) pursuant to any amendment (other than any amendment to a financial covenant herein or in the component definitions thereof that may result in a repricing) to this Agreement, in any case, having or resulting in an effective interest rate or weighted average yield (to be determined by the Administrative Agent, after giving effect to margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof generally and in their capacity as lenders or holders) as of the date of such refinancing that is, or could be by the express terms of such Indebtedness (and not by virtue of any fluctuation in Adjusted Eurodollar Rate or Base Rate), less than the Applicable Rate for, or weighted average yield of (to be determined by the Administrative Agent, on the same basis as above) such Loans immediately prior to such refinancing, replacement or repricing.

“Request for Credit Extension”: (i) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (ii) with respect to an L/C Credit Extension, a Letter of Credit Application and (iii) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders”: as of any date of determination, Lenders having more than 50% of the sum of the (i) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (ii) aggregate unused Term Commitments, if any, and (iii) aggregate unused Revolving Commitments, if any; provided that the unused Term Commitment, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders”: as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (i) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (ii) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders”: as of any date of determination, Term Lenders holding more than 50% of the Term Facilities on such date; provided that the portion of the Term Facilities held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer”: with respect to financial matters, the chief executive officer, president, chief financial officer, treasurer or vice president of finance of the Borrower, and with respect to all other matters, any officer of the Borrower or other applicable Loan Party.

“Restricted Payments”: shall have the meaning set forth in Section 7.6.

“Restricted Subsidiary”: any Subsidiary of the Borrower which is not an Unrestricted Subsidiary.

“Return Bid”: shall have the meaning set forth in Section 2.5(a)(iii).

“Revolving Availability Period”: the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of the termination of all of the Commitments pursuant to Section 2.6 and (iii) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.2.

“Revolving Credit Borrowing”: a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.1(b).

“Revolving Credit Commitment”: as to each Revolving Credit Lender, its obligation to (i) make Revolving Credit Loans to the Borrower pursuant to Section 2.1(b), (ii) purchase participations in L/C Obligations and (iii) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $75,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Commitment Increase”: shall have the meaning set forth in Section 2.14(a).

“Revolving Credit Commitment Increase Lender”: shall have the meaning set forth in Section 2.14(h).

“Revolving Credit Facility”: at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender”: at any time, any Lender that has a Revolving Credit Commitment at such time, including any Revolving Credit Commitment Increase Lender.

“Revolving Credit Loan”: shall have the meaning set forth in Section 2.1(c).

“Revolving Credit Note”: a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit G-2.

“S&P”: Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Cash Management Agreement”: any Cash Management Agreement that is entered into by and between the Borrower and any Cash Management Bank.

“Secured Hedge Agreement”: any Swap Contract permitted under Section 7 that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties”: shall have the meaning set forth in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Credit Obligations”: with respect to each Loan Party, without duplication: (i) in the case of the Borrower, all principal of, premium (if any), and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any Loan or L/C Obligation under, or any Note issued pursuant to, this Agreement or any other Loan Document; (ii) all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document; (iii) all expenses of the Agents as to which one or more of the Agents have a right to reimbursement by such Loan Party under Section 10.4(a) of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Administrative Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law; (iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.4(b) of this Agreement or under any other similar provision of any other Loan Document; and (v) in the case of Superholdings, Holdings and each Subsidiary Guarantor, all amounts now or hereafter payable by Superholdings, Holdings or such Subsidiary Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to Superholdings, Holdings, the Borrower or such Subsidiary Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of Superholdings, Holdings or such Subsidiary Guarantor pursuant to this Agreement, the Guarantee and Collateral Agreement or any other Loan Document; together in each case with all renewals, modifications, consolidations or extensions thereof.

“Senior Subordinated Notes”: the subordinated notes of the Borrower issued on June 20, 2003 and any exchange notes issued in replacement thereof.

“Single Employer Plan”: any Plan that is subject to Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SPC”: shall have the meaning set forth in Section 10.6(g).

“Specified Equity Contribution”: shall have the meaning set forth in the definition of Consolidated EBITDA.

“Specified Event of Default”: any an event specified under Sections 8.1(a) and (f).

“Specified Letters of Credit”: those letters of credit specified on Schedule 1.1(c) and cash collateralized pursuant to the documentation related thereto.

“Specified Refinancing Debt”: shall have the meaning specified in Section 2.17(a).

“Specified Refinancing Closing Date”: shall have the meaning specified in Section 2.17(c).

“Specified Refinancing Lenders” shall have the meaning specified in Section 2.17(b).

“Specified Refinancing Term Loans”: means Specified Refinancing Debt constituting term loans.

“Specified Refinancing Term Facility”: at any time, (i) on or prior to any Specified Refinancing Closing Date, the aggregate amount of the commitments to lend Specified Refinancing Term Loans at such time and (ii) thereafter, the aggregate principal amount of the Specified Refinancing Term Loans of all Specified Refinancing Lenders outstanding at such time.

“Specified Transaction”: any incurrence or repayment of Indebtedness (other than for working capital purposes) or Additional Term Loan, Specified Refinancing Debt or Revolving Credit Commitment Increase or Investment, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Sponsor”: TC Group L.L.C. (which operates under the trade name “The Carlyle Group”) and its Affiliates other than an operating portfolio company thereof.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Restricted Subsidiary that is a Guarantor.

“Superholdings”: UCI International, Inc., a Delaware corporation, and its successors.

“Superholdings Notes”: Floating Rate Senior PIK Notes due December 15, 2013, in an original aggregate principal amount of $235,000,000, any such notes issued in payment of interest thereon and any exchange notes issued in replacement of any of the foregoing.

“Superholdings Notes AHYDO Payment”: partial mandatory redemption of Superholdings Notes pursuant to Section 3.08 of the indenture governing Superholdings Notes, which initially is due on March 15, 2012 and each periodic redemption amount required to be paid at the end of each subsequent accrual period pursuant to Section 3.08 of such indenture.

“Swap Contract”: (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations”: of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person in respect of any Swap Contract, excluding any amounts which such Person is entitled to set-off against its obligations under applicable Law.

“Swap Termination Value”: in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing”: a borrowing of a Swing Line Loan pursuant to Section 2.4.

“Swing Line Lender”: Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan”: shall have the meaning set forth in Section 2.4(a).

“Swing Line Loan Notice”: a notice of a Swing Line Borrowing pursuant to Section 2.4(b), which, if in writing, shall be substantially in the form of Exhibit H-2.

“Swing Line Sublimit”: an amount equal to the lesser of (i) $15,000,000 and (ii) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Syndication Agent”: shall have the meaning set forth in the preamble hereto.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing”: a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.1(a).

“Term Commitment”: as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.1(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.1 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term Commitments is $425,000,000.

“Term Facility”: at any time, (i) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (ii) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Facilities”: at any time, the Term Facility and any Additional Term Facility.

“Term Lenders”: the Lenders with Term Commitments or outstanding Term Loans.

“Term Loan”: an advance made by any Term Lender under the Term Facility, including any Additional Term Loan made as a Term Loan.

“Term Note”: a promissory note, substantially in the form of Exhibit G-1, evidencing the obligation of the Borrower to repay outstanding Term Loans made by a Term Lender, as such note may be amended, modified or supplemented from time to time.

“Test Period”: for any date of determination under this Agreement, the latest four consecutive fiscal quarters of Superholdings, Holdings and the Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Section 6.1, as applicable.

“Threshold Amount”: $20,000,000.

“Total Outstandings”: the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings”: the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Type”: with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC”: the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “US”: the United States of America.

“Unreimbursed Amount”: shall have the meaning set forth in Section 2.3(c)(i).

“Unrestricted Subsidiary”: (i) any Subsidiary of the Borrower designated as such and listed on Schedule 4.15 on the Closing Date and (ii) any Subsidiary of the Borrower that is designated by a resolution of the Board of Directors of the Borrower as an Unrestricted Subsidiary, but only to the extent that, in the case of each of clauses (i) and (ii), such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Superholdings, Holdings, the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Superholdings, Holdings, the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Superholdings, Holdings, the Borrower or such Restricted Subsidiary; (c) is a Person with respect to which neither Superholdings, Holdings, the Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) does not guarantee or otherwise provide credit support after the time of such designation for any Indebtedness of Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries, in the case of clauses (a), (b) and (c), except to the extent not otherwise prohibited by Section 7; provided that at no time shall all Unrestricted Subsidiaries have in the aggregate Consolidated Total Assets (as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such time) in excess of 5.0% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof. Subject to the foregoing, the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) such designation shall only be permitted if no Default or Event of Default would be in existence following such designation and after giving effect to such designation the Borrower shall be in Pro Forma Compliance (determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b), as applicable) with the financial covenants set forth in Section 7.1, (ii) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and (iii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in an Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.8 in an amount equal to the fair market value of the Subsidiary so designated; provided that the Borrower may subsequently redesignate any such Unrestricted Subsidiary as a Restricted Subsidiary so long as the Borrower does not subsequently re-designate such Restricted Subsidiary as an Unrestricted Subsidiary for a period of the succeeding four fiscal quarters.

“Welfare Plan”: any employee welfare benefit plan as defined in Section 3(1) of ERISA.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2 Other Definitional Provisions.

(a) With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

i. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

ii. The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

iii. Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

iv. The term “including” is by way of example and not limitation.

v. Unless the context requires otherwise, any reference herein to any Person shall be construed to include such Person’s successors and assigns

vi. The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

vii. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

viii. Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect for the period to which the audited financial statements delivered in accordance with Section 4.1(b) relate, applied in a manner consistent with that used in preparing such audited financial statements, except as otherwise specifically described therein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-10 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio, basket, level for capital expenditures or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, basket, level for capital expenditures or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed and, in the case of any amendment arising out of an accounting change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010, not to be subject to any amendment fee); provided, that, until so amended, (i) such ratio, basket, level for capital expenditures or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof.

1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.7 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.8 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

1.9 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio shall be calculated in the manner prescribed by this Section 1.9; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.9, when calculating the Consolidated Leverage Ratio or the Consolidated Interest Coverage Ratio, as applicable, for purposes of (i) the ECF Percentage and (ii) determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with any covenant pursuant to Section 7.1, the Specified Transaction giving rise to such pro forma calculation that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA, Consolidated Adjusted EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.9, then the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.9.

(c) Without limiting the foregoing clause (b), whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Superholdings, Holdings or the Borrower and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions and synergies projected by Superholdings, Holdings or the Borrower in good faith to be realized as a result of specified actions taken or with respect to which Superholdings, Holdings and the Borrower in good faith expect that substantial steps will have been taken within 6 months after the closing date of such Specified Transaction (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions; provided that any increase in Consolidated Adjusted EBITDA as a result of cost savings, operating expense reductions and synergies shall be subject to the limitations set forth in the definition of Consolidated Adjusted EBITDA.

(d) Without limiting the foregoing clause (b), in the event that Superholdings, Holdings or the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Consolidated Leverage Ratio or the Consolidated Interest Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period and (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Consolidated Leverage Ratio and (B) the first day of the applicable Test Period in the case of the Consolidated Interest Coverage Ratio. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness); provided, in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable Test Period, the actual interest may be used for the applicable portion of such Test Period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as Superholdings, Holdings, the Borrower or Restricted Subsidiary may designate.

1.10 Calculation of Baskets. Unless otherwise provided, Dollar ($) baskets set forth in the representations and warranties, covenants and events of default provisions of this Agreement (and other similar baskets; it being understood that this sentence does not apply to Section 2 of this Agreement) are calculated as of each date of incurrence; provided that if any such baskets are exceeded solely as a result of fluctuations to Consolidated Total Assets for the most recently completed fiscal quarter after the last time such baskets were assessed, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 The Loans.

(a) The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Term Commitments. Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Revolving Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit

Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.1(b), prepay under Section 2.5, and reborrow under this Section 2.1(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.2 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 12:00 noon four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.2(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.3(c) and 2.4(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.2(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.2 (and, if such Borrowing is the initial Credit Extension, Section 5.1, or an Additional Loan, Section 2.14(f)), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans and Revolving Credit Loans from one Type to the other, and all continuations of Term Loans and Revolving Credit Loans as the same Type, there shall not be more than 12 Interest Periods in effect in respect of the Facilities.

2.3 Letters of Credit.

(a) The Letter of Credit Commitment.

i. Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.3(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

ii. No L/C Issuer shall issue any Letter of Credit if:

A. subject to Section 2.3(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

B. the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

iii. No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

A. any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

B. the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

C. except as otherwise agreed by the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

D. the Letter of Credit is to be denominated in a currency other than Dollars; or

E. any Revolving Credit Lender is at that time a Defaulting Lender, unless each L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

iv. The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

v. The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

vi. Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 9 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

i. Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 noon at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

ii. Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

iii. If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that (x) any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued and (y) such prior notice shall be deemed to have been given by the L/C Issuer on the effective date of its resignation as L/C Issuer in accordance with Section 10.6(h). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.3(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions set forth in Section 5.2 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

iv. If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower one or more of the applicable conditions set forth in Section 5.2 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

v. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

i. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 12:00 noon on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the L/C Issuer shall notify the Administrative Agent who shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples set forth in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 5.2 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

ii. Each Revolving Credit Lender shall upon any notice pursuant to Section 2.3(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

iii. With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate determined by reference to the then Applicable Rate with respect to the Revolving Credit Loans. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.3.

iv. Until each applicable Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

v. Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 5.2 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

vi. If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time set forth in Section 2.3(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.3(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

i. At any time after a L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

ii. If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 10.5 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Senior Credit Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

i. any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

ii. the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

iii. any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

iv. any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

v. any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.3 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.3. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each of March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Specified Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate per annum to be separately agreed between the applicable L/C Issuer and the Borrower (but in any event not to exceed 0.25% per annum), computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate per annum to be separately agreed between the applicable L/C Issuer and the Borrower (but in any event not to exceed 0.25% per annum), computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum to be separately agreed between the applicable L/C Issuer and the Borrower (but in any event not to exceed 0.25% per annum), computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.3. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

2.4 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.4, may, in its discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Revolving Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s

Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.4, prepay under Section 2.5, and reborrow under this Section 2.4. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.4(a), or (B) that one or more of the applicable conditions specified in Section 5 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

i. The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 5.2. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.4(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

ii. If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.4(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.4(c)(i) shall be deemed payment in respect of such participation.

iii. If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

iv. Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 5.2.

(d) Repayment of Participations.

i. At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

ii. If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.5 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Senior Credit Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.4 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.5 Prepayments.

(a) Optional.

i. The Borrower may at any time or from time to time voluntarily prepay Term Loans, any Additional Term Loans, any Specified Refinancing Term Loans and Revolving Credit Loans in whole or in part without premium or penalty (except as provided in paragraph (d) below); provided that: (A) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of

$500,000 in excess thereof; and (B) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Subject to Section 2.13, each prepayment of the outstanding Term Loans pursuant to this Section 2.5(a) shall be applied as directed by the Borrower and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

ii. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 (or, if less the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

iii. Notwithstanding anything to the contrary contained in this Section 2.5(a) or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Loans, so long as no Default has occurred and is continuing, Superholdings, Holdings, the Borrower or any of their Subsidiaries may repurchase outstanding Term Loans, any Additional Term Loans and any Specified Refinancing Term Loans pursuant to this Section 2.5(a)(iii) on the following basis:

A. Notice Procedures. Superholdings, Holdings, the Borrower or any of their Subsidiaries may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans by providing notification to the Administrative Agent (for distribution to the Term Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (i) the total cash value of the bid, in a minimum amount of $10,000,000 with minimum increments of $1,000,000 (the “Auction Amount”), and (ii) the discount to par, which shall be a range, (the “Discount Range”) of percentages of the par principal amount of the Term Loans at issue that represents the range of purchase prices that could be paid in the Auction;

B. Reply Procedures. In connection with any Auction, each Term Lender may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of Term Loans which must be in increments of $1,000,000 (the “Reply Amount”). A Term Lender may avoid the minimum increment amount condition solely when submitting a Reply Amount equal to the Term Lender’s entire remaining amount of such Term Loans. Term Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, the participating Term Lender must execute and deliver, to be held in escrow by the Administrative Agent, Assignment and Assumption in a form reasonably acceptable to the Administrative Agent;

C. Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount for which Superholdings or its Subsidiary, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow Superholdings or its Subsidiary, as applicable, to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), Superholdings or its Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount. Superholdings or its Subsidiary, as applicable, shall purchase Term Loans (or the respective portions thereof) from each Term Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, Superholdings or its Subsidiary, as applicable, shall purchase such Term Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). Each participating Term Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due;

D. Additional Procedures. Once initiated by an Auction Notice, Superholdings or its Subsidiary, as applicable, may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Term Lender of a Qualifying Bid, such Term Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount;

E. With respect to all repurchases made by Superholdings, Holdings, the Borrower or any of their Subsidiaries, such repurchases shall be deemed to be voluntary prepayments pursuant to this Section 2.5(a) in an amount equal to the aggregate principal amount of such Term Loans, provided that such repurchases shall not be subject to the provisions of paragraph (a)(i) of this Section 2.5 and Section 2.13; and

F. Certain Conditions. The repurchases by Superholdings, Holdings, the Borrower or any of their Subsidiaries of Term Loan pursuant to this Section 2.5(a)(iii) shall be subject to the following conditions, (I) the Auction is open to all Term Lenders on a pro rata basis; (II) no Default has occurred or is continuing or would result therefrom; (III) Superholdings or its Subsidiary, as applicable, shall at the time of such repurchase affirm the No Undisclosed Information Representation; (IV) any Term Loans repurchased pursuant to this Section 2.5(a)(iii) shall be automatically and permanently cancelled immediately upon acquisition thereof by Superholdings or any of its Subsidiaries; (V) Superholdings and its Subsidiaries do not use the proceeds of the Revolving Credit Facility (whether or not the Revolving Credit Facility has been increased pursuant to Section 2.14) to acquire such Term Loans; and (VI) at the time of (and calculated on a pro forma basis after giving effect to) any such repurchase, the outstanding Revolving Credit Loans (other than outstanding Letters of Credit) shall not exceed unrestricted cash and Cash Equivalents on hand of Superholdings and its Subsidiaries.

iv. In connection with any optional prepayments by the Borrower of the Term Loans pursuant to this Section 2.5, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Eurodollar Rate Loans; provided that if all Lenders elect to participate in the Offer on a pro rata basis in accordance with their respective principal amounts then due and owing, such prepayments shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans.

v. Any prepayment of a Eurodollar Rate Loan pursuant to this Section 2.5(a) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.5.

(b) Mandatory.

i. Excess Cash Flow. Within 95 days (or, if none of Superholdings, Holdings or the Borrower is at such time required to file with the SEC an Annual Report on Form 10-K with respect to such fiscal year, 125 days) after fiscal year end (commencing with the fiscal year ending December 31, 2011) and after the Compliance Certificate for such period has been delivered pursuant to Section 6.2(b), the Borrower shall prepay an aggregate principal amount of Loans equal to the excess, if any of (A) the ECF Percentage of Excess Cash Flow for the fiscal year covered by such Financial Statements over (B) the aggregate amount of all voluntary prepayments made pursuant to Section 2.5(a)(i) and (ii) (unless funded with the proceeds of long-term Indebtedness) during such prior fiscal year of the principal of (x) the Term Loans and (y) the Revolving Loans and/or Swing Line Loans (to the extent the Revolving Commitments and/or the Swing Line Commitment, respectively, are permanently reduced at the time of such prepayment) (such prepayments to be applied as set forth in clauses (iv) and (v) below).

ii. Asset Sale; Recovery Event. If any Asset Sale which results in the realization by any Loan Party or any of its Restricted Subsidiaries of Net Cash Proceeds or any Recovery Event shall occur, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Loan Party or such Restricted Subsidiary (such prepayments to be applied as set forth in clause (iv) below); provided, however, that, with respect to any Net Cash Proceeds realized under an Asset Sale or Recovery Event, at the election of the Borrower, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business so long as within 365 days after the receipt of such Net Cash Proceeds (or, if the relevant Loan Party or Restricted Subsidiary, as applicable, has contractually committed within 365 days following receipt of such Net Cash Proceeds, 485 days following receipt of such Net Cash Proceeds), such purchase, replacement or repair shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.5(b)(ii).

iii. Debt Issuances. Upon the incurrence or issuance by any Loan Party or any of its Restricted Subsidiaries of any Specified Refinancing Term Loans or any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.2), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Restricted Subsidiary (such prepayments to be applied as set forth in clause (iv) below).

iv. Application to Amortization Payments. Subject to Section 2.13 and paragraph (e) below, each prepayment of Loans pursuant to this Section 2.5(b) shall be applied, ratably to the Term Loans, any Additional Term Loans and any Specified Refinancing Term Loans. Within the Term Facility, any Additional Term Facility or any Specified Refinancing Term Facility, as the case may be, each prepayment of Loans pursuant to this Section 2.5(b) shall be applied, first, in direct order of maturities, to the twelve (12) next succeeding quarterly principal repayment installments of the applicable Facility that are due pursuant to Section 2.7(a) and second, on a pro rata basis, to all remaining principal repayment installments of such Facility that are due pursuant to Section 2.7(a); and each such prepayment shall be paid to the Term Lenders or Additional Term Lenders, as the case may be, in accordance with their respective Applicable Percentages.

v. Excess Outstandings. If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess. Prepayments pursuant to this clause (v) shall be applied, first, ratably to the L/C Borrowings and the Swing Line Loans, second, ratably to the outstanding Revolving Credit Loans, and, third, to Cash Collateralize the remaining L/C Obligations.

(c) Prepayment Notices. Each prepayment made pursuant to this Section 2.5 (other than pursuant to Section 2.5(a)(iii)) shall be made upon notice to the Administrative Agent, which may be given by telephone (and if in writing shall be in the form of a Prepayment Notice appropriately completed and signed by a Responsible Officer of the Borrower), which notice must be received by the Administrative Agent not later than 1:00 p.m. (x) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (y) on the date of prepayment of Base Rate Loans. Each such notice shall specify the date and amount (and, if such notice is given in respect of a prepayment of Revolving Credit Loans under Section 2.5(b), the date and amount so specified shall be as required under Section 2.5(b), as the case may be) of such prepayment and the applicable Facility and Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. Each telephonic notice by the Borrower pursuant to this Section 2.5 must be confirmed promptly by delivery to the Administrative Agent of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage under the applicable Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment under this Section 2.5 shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.5. Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facilities in the manner described in Section 2.5(a) or (b), as applicable. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.5(c) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(d) Prepayment Premium. Notwithstanding anything herein to the contrary, in the event that, on or prior to the first anniversary of the Closing Date, the Borrower (i) makes any prepayment of Term Loans with the proceeds of any Repricing Transaction described under clause (x) of the definition of Repricing Transaction, or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction under clause (y) of the definition of Repricing Transaction, the Borrower shall on the date of such prepayment or amendment, as applicable, pay to each Lender, (A) in the case of such clause (x), 1.0% of the principal amount of the Term Loans so prepaid and (B) in the case of such clause (y), 1.0% of the aggregate amount of the Term Loans affected by such Repricing Transaction and outstanding on the effective date of such amendment.

(e) Term Opt-Out. With respect to any prepayment of the Term Loans, any Additional Term Loans or any Specified Refinancing Term Loans pursuant to Section 2.5(b), any Term Lender, any Additional Term Lender and any Specified Refinancing Lender, at its option, may elect not to accept such prepayment. Any Lender declining such prepayment (a “Declining Lender”) shall give written notice to the Administrative Agent by 12:00 noon within five Business Days of the date on which such Lender received a Prepayment Notice and any Lender who fails to so notify the Administrative Agent within the timeframe specified in this sentence shall be deemed to have accepted such prepayment. On the date on which such prepayment shall be made an amount equal to the portion of such prepayment accepted by the Term Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) shall be applied ratably to prepay Term Loans, any Additional Term Loans and any Specified Refinancing Term Loans owing to such Accepting Lenders in the manner described in Section 2.5(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans, Additional Term Loans or Specified Refinancing Term Loans owing to Declining Lenders (the “Declined Proceeds”) shall instead be returned to the Borrower.

2.6 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit.

(b) Mandatory.

i. The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

ii. If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.6, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

iii. Upon the incurrence by the Borrower or any of its Restricted Subsidiaries of any Specified Refinancing Debt constituting revolving credit facilities, the Revolving Credit Commitments shall be automatically permanently reduced by an amount equal to 100% of the aggregate principal amount of such revolving credit facilities.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.6. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.7 Repayment of Loans.

(a) Scheduled Amortization of Term Loans. The Borrower shall repay to the Administrative Agent for the ratable accounts of the Term Lenders the aggregate principal amount of all Term Loans outstanding in quarterly installments on the dates and in the respective amounts set forth below (which installments shall be (i) reduced (x) pro-rata by the excess, if any, of the initial amount Term Facility over the aggregate outstanding principal amount of the Term Borrowing funded on the Closing Date and (y) as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.5(b)(vi) and (ii) increased by an amount equal to (x) in the case of each installment (other than the installment payable on the Maturity Date) occurring after date on which any Additional Term Loans made pursuant to Section 2.14 as Term Loans (each such date an “Additional Term Borrowing Date”), an amount equal to the Applicable Term Amortization Percentage of the of the aggregate principal amount of any Additional Term Loans made pursuant to Section 2.14 and (y) in the case of the installment payable on the Maturity Date, an amount equal to the remainder of the aggregate principal amount of any such Additional Term Loan:

Principal Amortization Date	Amount of Repayment
December 31, 2010	$1,062,500
March 31, 2011	$1,062,500
June 30, 2011	$1,062,500
September 30, 2011	$1,062,500
December 31, 2011	$1,062,500
March 31, 2012	$1,062,500
June 30, 2012	$1,062,500
September 30, 2012	$1,062,500
December 31, 2012	$1,062,500
March 31, 2013	$1,062,500
June 30, 2013	$1,062,500
September 30, 2013	$1,062,500
December 31, 2013	$1,062,500
March 31, 2014	$1,062,500
June 30, 2014	$1,062,500
September 30, 2014	$1,062,500
December 31, 2014	$1,062,500
March 31, 2015	$1,062,500
June 30, 2015	$1,062,500
September 30, 2015	$1,062,500
December 31, 2015	$1,062,500
March 31, 2016	$1,062,500
June 30, 2016	$1,062,500
September 30, 2016	$1,062,500
December 31, 2016	$1,062,500
Maturity Date for the Term Facility	$398,437,500

Total of All Payments:	$425,000,000

; provided, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

As used above in this subparagraph (a) the term “Applicable Term Amortization Percentage” means, with respect to each date set forth in the table above occurring after an Additional Term Borrowing Date, a fraction (expressed as a decimal), the numerator of which is the aggregate principal amount of initial Term Loans set forth in the table above opposite such date and the denominator of which is the aggregate principal amount of all initial Term Loans set forth above opposite all amortization dates occurring after the Additional Term Borrowing Date.

(b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

(d) Accrued Interest. Any repayment of Loans shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.5.

2.8 Interest.

(a) Stated Interest. Subject to the provisions of Section 2.8(b): (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b) Default Interest.

i. If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

ii. If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

iii. While any Specified Event of Default exists, the Borrower shall pay interest on the principal amount of all overdue Senior Credit Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

iv. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Payments of Interest. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.9 Fees. In addition to certain fees described in Sections 2.3(h) and (i):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times during the Revolving Availability Period, including at any time during which one or more of the conditions in Section 5 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Revolving Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b) Other Fees. The Borrower shall pay to the Lenders and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate and Applicable Fee Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Adjusted Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio of Superholdings as calculated by Superholdings, Holdings and the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of such Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.3(c)(iii), 2.3(i) or 2.8(b) or under Section 8. Without limiting any other provision of this agreement, the Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the acceleration of all other Senior Credit Obligations hereunder pursuant to Section 8(f), or any commencement of, or any repayment of the Senior Credit Obligations in, any proceeding relating to bankruptcy, insolvency reorganization or relief of debtors referred to in Section 8(f).

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Senior Credit Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided for herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 P.M. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 PM shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding and Payments; Presumptions.

i. Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

ii. Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2 and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 5 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.4(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) Senior Credit Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Senior Credit Obligations due and payable to such Lender at such time to (y) the aggregate amount of the Senior Credit Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Senior Credit Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) Senior Credit Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Senior Credit Obligations owing (but not due and payable) to such Lender at such time to (y) the aggregate amount of the Senior Credit Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Senior Credit Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Senior Credit Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

i. if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

ii. the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.15, (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, (D) the incurrence of any Additional Loans in accordance with Section 2.14 or any Specified Refinancing Debt in accordance with Section 2.17 and (E) prepayments received pursuant to Section 2.5(a)(iii).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Additional Loans.

(a) Requests for Additional Loans. Upon notice to the Administrative Agent (which shall promptly notify the Lenders), at any time after the Closing Date, the Borrower may request (i) additional Term Commitments (each an “Additional Term Commitment” and all of them, collectively, the “Additional Term Commitments”) or (ii) increases in the aggregate amount of the Revolving Credit Commitments (each such increase, an “Additional Revolving Credit Commitment” and, together with the Additional Term Commitments, the “Additional Commitments”; provided that (x) after giving effect to any such addition, the aggregate amount of Additional Commitments that have been added pursuant to this Section 2.14 shall not exceed $235,000,000, and (y) any such addition shall be in an aggregate amount of not less than $25,000,000 or any whole multiple of $5,000,000 in excess thereof. Any loans made in respect of any such Additional Revolving Credit Commitments shall be made by increasing the aggregate Revolving Credit Commitments with the same terms (including pricing) as the existing Revolving Credit Loans (each, a “Revolving Credit Commitment Increase”). Any loans made in respect of any such Additional Term Commitments (the “Additional Term Loans” and, together with any Loans made pursuant to the Revolving Credit Commitment Increase, the “Additional Loans”) may be made, at the option of the Borrower, by either (i) increasing the Term Commitments with the same terms (including pricing) as the existing Term Loans, or (ii) creating a new tranche of terms loans (an “Additional Term Loan Tranche”); provided, subject to the second proviso of Section 2.14(b), that if such Additional Term Loans are not Term Loans, such Additional Term Loans shall have prepayment events not more restrictive than the Term Loans.

(b) Ranking and Other Provisions. The Additional Term Loans (i) shall rank pari passu or junior in right of payment and in respect of lien priority as to the Collateral with the Senior Credit Obligations in respect of the Revolving Commitments and the outstanding Term Loans, (ii) shall not have a weighted average life that is shorter than the weighted average life of the outstanding Term Loans if such Additional Term Loans are not Term Loans, (iii) shall not mature earlier than the Maturity Date for the Term Facility if such Additional Term Loans are not Term Loans (but such Additional Term Loans may have nominal amortization prior to such date), and (iv) except as set forth above, shall be treated substantially the same as (and in any event no more favorably than) the outstanding Term Loans, provided that if the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Additional Term Loans, but not arranger fees) relating to any Additional Term Loan exceeds the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the outstanding Term Loans) relating to the outstanding Term Loans immediately prior to the effectiveness of the applicable Additional Facility Amendment by more than 0.50%, the Applicable Rate relating to the outstanding Term Loans shall be adjusted to be equal to the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Additional Term Loans) relating to such Additional Term Loans minus 0.50% and, provided, further, that the terms and conditions applicable to such Additional Loans may provide for any additional or different financial or other covenants or other provisions that are agreed upon between the Borrower and the relevant Additional Lenders and that are applicable only during periods after the latest Maturity Date in respect of the Facilities that are in effect at the time such Additional Loans are incurred.

(c) Notices; Lender Elections. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the Additional Commitments. Additional Term Loans (or any portion thereof) may be made, and Revolving Commitment Increases may be provided, by any existing Lender or by any other bank or investing entity that is an Eligible Assignee (any such bank or other financial institution, an “Additional Lender”), in each case on terms permitted in this Section and otherwise on terms reasonably acceptable to the Administrative Agent, provided that the Administrative Agent (and, in the case of a Revolving Credit Commitment Increase, the L/C Issuers and the Swing Line Lender) shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s, as the case may be, making such Additional Term Loans or providing such Revolving Credit Commitment Increase if such consent would be required under Section 10.6 for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender, as the case may be. No Lender shall be obligated to provide any Additional Term Loans or Revolving Credit Commitment Increases, unless it so agrees. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide an Additional Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase (which shall be calculated on the basis of the amount of the funded and unfunded exposure under all the Facilities held by each Lender). Any Lender not responding within such time period shall be deemed to have declined to provide an Additional Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Term Lenders pursuant to an accession agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Additional Facility Amendment. Commitments in respect of any Additional Commitments shall become Commitments (or in the case of any Revolving Credit Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Revolving Credit Lender’s Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Additional Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Superholdings, Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. An Additional Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section. At the time of the sending of such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(e) Effective Date and Allocations. If any Additional Commitments are added in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Additional Commitments Effective Date”) and the final allocation of such addition. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such addition and the Additional Commitments Effective Date.

(f) Conditions to Effectiveness of Increase. The effectiveness of any Additional Facility Amendment shall, unless otherwise agreed to by the Administrative Agent, each Lender party thereto, if any, and the Additional Lenders, if any, be subject to the satisfaction on the date thereof (each, an “Additional Facility Closing Date”) of each of the following conditions:

i. the Administrative Agent shall have received on or prior to the Additional Facility Closing Date each of the following, each dated the applicable Additional Facility Closing Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent: (A) the applicable Additional Facility Amendment; (B) certified copies of resolutions of the Board of Directors of each Loan Party approving the execution, delivery and performance of the Additional Facility Amendment; and (C) a favorable opinion of counsel for the Loan Parties dated the Additional Facility Closing Date, to the extent requested by the Administrative Agent addressed to the Administrative Agent and the Lenders and in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

ii. (A) the conditions precedent set forth in Section 5.2 shall have been satisfied both before and after giving effect to such Additional Facility Amendment and the additional Credit Extensions provided thereby (it being understood that all references to “the obligation of any Lender to make a Loan on the occasion of any Borrowing” shall be deemed to refer to the effectiveness of the Additional Facility Amendment on the Additional Facility Closing Date), (B) such increase shall be made on the terms and conditions provided for above and (C) both before and after giving effect to such Additional Facility Amendment and the Additional Extensions of Credit provided thereby, (x) the Consolidated Leverage Ratio of Superholdings on a Pro Forma Basis (determined as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b), as applicable) shall not exceed 3.00 to 1.00 and (y) Superholdings and its Subsidiaries shall be in Pro Forma Compliance (determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b), as applicable) with the financial covenants set forth in Section 7.1; and

iii. there shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders (including any Person becoming a Lender as part of such Additional Facility Amendment on the related Additional Facility Closing Date), as applicable, all fees and expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel) that are due and payable on or before the Additional Facility Date.

(g) Effect of Additional Facility Amendment. On each Additional Commitments Effective Date, each Lender or Eligible Assignee which is providing an Additional Commitment (i) shall become a “Lender” for all purposes of this Agreement and the other Loan Documents, (ii) shall have, as applicable, an Additional Term Commitment and/or an Additional Revolving Credit Commitment which shall become “Commitments” hereunder and (iii) in the case of an Additional Term Commitment, shall make an Additional Term Loan to the Borrower in a principal amount equal to such Additional Term Commitment, and such Additional Term Loan shall be a “Term Loan” for all purposes of this Agreement and the other Loan Documents (except that the interest rate applicable to any Additional Term Loan under an Additional Term Loan Tranche may be higher).

(h) Revolving Credit Commitment Increases. Upon each Revolving Credit Commitment Increase pursuant to this Section, (i) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each existing Lender, if any, and each Additional Lender, if any, in each case providing a portion of such Revolving Credit Commitment Increase (each a “Revolving Credit Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participation interests hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of participation interests, the percentage of the aggregate outstanding (A) participation interests hereunder in Letters of Credit and (B) participation interests hereunder in Swing Line Loans, in each case, held by each Revolving Credit Lender (including each such Revolving Credit Commitment Increase Lender) will equal such Revolving Credit Lender’s Revolving Credit Commitment Percentage and (ii) if, on the date of such Revolving Credit Commitment Increase, there are any Revolving Credit Loans outstanding, the Administrative Agent shall take those steps which it deems, in its sole discretion and in consultation with the Borrower, necessary and appropriate to result in each Revolving Credit Lender (including each Revolving Credit Commitment Increase Lender) having a pro rata share of the outstanding Revolving Credit Loans based on each such Revolving Credit Lender’s Revolving Commitment Percentage immediately after giving effect to such Revolving Credit Commitment Increase, provided that any prepayment made in connection with the taking of any such steps shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.5. If, in connection with any Revolving Credit Commitment Increase, the Revolving Credit Commitment Increase Lenders

receive upfront or similar fees as the result of which the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Revolving Credit Commitment Increase Lenders but not arranger fees) relating to any Revolving Credit Commitment Increase exceeds the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all existing Revolving Credit Lenders but not arranger fees) relating to the then existing Revolving Credit Facility immediately prior to the effectiveness of the applicable Additional Facility Amendment by more than 0.50%, the existing Revolving Credit Lenders shall be entitled to receive upfront or similar fees, such that Applicable Rate relating to the outstanding Revolving Credit Facility be adjusted to be equal to the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Revolving Credit Commitment Increase Lenders but not arranger fees) relating to such Revolving Credit Commitment Increase minus 0.50%. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any transaction that may be effected pursuant to the immediately preceding sentence.

(i) Conflicting Provisions. This Section 2.14 shall supersede any provision of Section 2.13 or Section 10.1 to the contrary.

(j) Affiliate Lenders. The ability of the Affiliate Lenders to provide Additional Loans and Additional Commitments shall be subject to the restrictions with respect to Affiliate Lenders set forth in Section 10.1(d), 10.6(i) and 10.6(j).

2.15 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or an L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount equal to 101% of such Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit and/or securities accounts of the Borrower at the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.3, 2.4, 2.5, 2.16 or 8.2 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released to the Borrower promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with

Section 10.6(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.3.

2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

i. Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1.

ii. Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by an L/C Issuer or the Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in an interest bearing deposit account of the Borrower and released (including any interest accrued with respect thereto) in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, an L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, to the extent being applied to such Loan or L/C Borrowing which the Defaulting Lender has not fully funded, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

iii. Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.9(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) except to the extent allocable to the sum of (1) the Outstanding Amount of the Loans funded by it and (2) its Applicable Percentage of the stated amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to Section 2.3, Section 2.4, Section 2.15 or Section 2.16(a)(ii), as applicable (and the Borrower shall (A) be required to pay to each of the L/C Issuers and the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.3(i).

iv. Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.3 and 2.4, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and one or more applicable L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro-rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17 Specified Refinancing Debt

(a) The Borrower may, from time to time, add one or more new term loan facilities and new revolving credit facilities to the Facilities (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower, to refinance (i) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this Section 2.17 will be deemed to include any then outstanding Additional Term Loans) and (ii) all but not less than all of the Revolving Credit Loans (or unused Revolving Credit Commitments) under this Agreement, in each case pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (A) will rank pari passu or junior in right of payment and in respect of lien priority with the other Loans and Commitments hereunder; (B) will have such pricing and prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof, so long as the prepayment terms and prepayment events are no more restrictive than those applicable to the Loans and Commitments being refinanced; (C) (x) to the extent constituting revolving credit facilities, will have a maturity date that is not prior to the maturity date of Revolving Credit Loans (or unused Revolving Credit Commitments) being refinanced and (y) to the extent constituting term loan facilities, will have a maturity date that is not prior to the Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being refinanced; and (D) the proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or permanent reduction of Revolving Credit Commitments being so refinanced, in each case pursuant to Section 2.5 and 2.6, as applicable; provided, further, that the terms and conditions applicable to such Specified Refinancing Debt may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after (1) the latest Maturity Date in respect of the Facilities that is in effect on the date such Specified Refinancing Debt is issued, incurred or obtained or (2) all Facilities other than such Specified Refinancing Debt shall have been paid in full.

(b) The Borrower shall make any request for Specified Refinancing Debt pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof. Any proposed Specified Refinancing Debt shall first be requested on a ratable basis from existing Lenders in respect of the Facility and Loans being refinanced. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to such Lenders).

Each applicable Lender shall notify the Administrative Agent within such time period whether or not it agrees to participate in providing such Specified Refinancing Debt and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s ratable share in respect of the applicable Facility) of such requested increase. Any Lender approached to provide all or a portion of any Specified Refinancing Debt may elect or decline, in its sole discretion, to provide such Specified Refinancing Debt. Any Lender not responding within such time period shall be deemed to have declined to participate in providing such Specified Refinancing Debt. The Administrative Agent shall notify the Borrower and each applicable Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt (Lenders providing Specified Refinancing Debt, “Specified Refinancing Lenders”) pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent.

(c) The effectiveness of any Refinancing Amendment (the “Specified Refinancing Closing Date”) shall be subject to: (i) the receipt by the Administrative Agent of the Refinancing Amendment duly executed by all parties thereto; (ii) the satisfaction on the date thereof of each of the conditions set forth in Section 5.2; (iii) Superholdings and its Subsidiaries being in Pro Forma Compliance (determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b), as applicable) with the financial covenants set forth in Section 7.1; and (iv) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions with respect to the Loan Parties, board resolutions and officers’ certificates consistent with those delivered on the Closing Date under Section 5.1 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(d) Each class of Specified Refinancing Debt incurred under this Section 2.17 shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $2,500,000 in excess thereof. Any Refinancing Amendment that provides for the refinancing of the entire existing Revolving Credit Facility may provide for the issuance of Letters of Credit for the account of the Borrower, or the provision to the Borrower of Swing Line Loans, pursuant to any revolving credit commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swing Line Loans under the Revolving Credit Commitments.

(e) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Facilities” hereunder and treated in a manner consistent with the Facilities being refinanced, including, without limitation, for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section, and this Section 2.17 shall supersede any provision of Section 2.13 or Section 10.1 to the contrary. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the Maturity Date in respect of the Revolving Credit Facility shall be reallocated from Lenders holding Revolving Credit Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(f) The ability of the Affiliate Lenders to provide Specified Refinancing Debt shall be subject to the restrictions with respect to Affiliate Lenders set forth in Section 10.1(d), 10.6(i) and 10.6(j).

SECTION 3. TAXES, YIELD PROTECTION AND ILLEGALITY

3.1 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

i. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

ii. If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Tax Indemnifications.

i. Without limiting the provisions of subsection (a) or (b) above:

A. The Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Administrative Agent, such Lender or such L/C Issuer, as the case may be, shall give the Borrower prompt written notice of the receipt by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, of a written demand for payment of any Indemnified Taxes or Other Taxes from the relevant Governmental Authority; provided, however, that (x) the giving of such prompt written notice shall not be a condition to the indemnification under this clause (i)(A) of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and (y) failure or delay on the part of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, to provide such prompt written notice shall not constitute a waiver of the right of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, to demand indemnification under this clause (i)(A).

B. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 30 days after demand therefor, for any amount which a Lender or a L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. Upon the Borrower’s written request, and provided that the applicable Lender or L/C Issuer is then a party to this Agreement, the Administrative Agent will use commercially reasonable efforts to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative

Agent from such Lender or L/C Issuer under clause (ii) of this subsection; provided, however, that the Administrative Agent’s seeking of such set off shall not be a condition to the Administrative Agent’s indemnification under the immediately preceding sentence, and the Administrative Agent’s seeking of such set off, or its failure or delay in seeking such set off, shall not constitute a waiver of the Administrative Agent’s right to indemnification under the immediately preceding sentence. If the Borrower has paid an amount to the Administrative Agent pursuant to the first sentence of this clause (i)(B), any such set-off with respect to such amount shall be for the benefit of the Borrower.

C. A certificate prepared in good faith as to the amount of any such payment or liability delivered to the Borrower by a Lender or a L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or a L/C Issuer, shall be conclusive absent manifest error.

ii. Without limiting the provisions of subsection (a) or (b) above, each Lender and each L/C Issuer shall, and does hereby, indemnify the Borrower, and the Administrative Agent, and shall make payment in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower, or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or such L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such L/C Issuer, as the case may be, to the Borrower, or the Administrative Agent pursuant to subsection (e). Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii), including any such set off and application pursuant to a written request of the Borrower under clause (i)(B) of this subsection. The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or a L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Senior Credit Obligations.

(d) Evidence of Payments. Upon request by the Borrower, or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower, or the Administrative Agent to a Governmental Authority as provided in this Section 3.1, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower, or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

i. Each Lender shall deliver to the Borrower, and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower, or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction.

ii. Without limiting the generality of the foregoing:

A. any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver, on or before the date it becomes a party to this Agreement, to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) executed originals of Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

B. each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1) executed originals of Internal Revenue Service Form W-8BEN, or any subsequent versions thereof or successors thereto, claiming eligibility for benefits of an income Tax treaty to which the United States is a party;

(2) executed originals of Internal Revenue Service Form W-8ECI, or any subsequent versions thereof or successors thereto;

(3) executed originals of Internal Revenue Service Form W-8IMY, or any subsequent versions thereof or successors thereto, and all required supporting documentation;

(4) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Superholdings, Holdings or the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or any subsequent versions thereof or successors thereto; or

(5) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

iii. If a payment made to any Lender hereunder or under any other Loan Document would be subject to United States federal withholding tax imposed pursuant to FATCA if such Lender fails to comply with applicable reporting and other requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall use commercially reasonable efforts to deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or as reasonably requested by the Borrower or the Administrative Agent, (A) two accurate, complete and signed certifications prescribed by applicable law and/or reasonably satisfactory to the Borrower and the Administrative Agent that establish that such payment is exempt from United States federal withholding tax imposed pursuant to FATCA and (B) any other documentation reasonably requested by the Borrower or the Administrative Agent sufficient for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that a Lender has complied with such applicable reporting and other requirements of FATCA.

iv. Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, (B) deliver such forms as required under Section 3.1(e)(ii) or Section 3.1(e)(iii) upon the obsolescence or invalidity of any form previously delivered by such Lender, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or any L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or any L/C Issuer, as the case may be. If the Administrative Agent, any Lender or an L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or an L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or an L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or an L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Cooperation. In the event that the Borrower makes an indemnification payment to the Administrative Agent, any Lender or any L/C Issuer with respect to Indemnified Taxes or Other Taxes pursuant to subsection (c) of this Section 3.1 or the Borrower is required to repay to the Administrative Agent, any Lender or any L/C Issuer an amount in respect of a refund of any Taxes or Other Taxes previously paid over to Borrower pursuant to subsection (f) of this Section 3.1, the Administrative Agent, such Lender or such L/C Issuer, as the case may be, shall reasonably cooperate with all reasonable requests of Borrower, at the sole expense of Borrower, if (i) in the reasonable judgment of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, such cooperation shall not subject the Administrative Agent, such Lender or such L/C Issuer, as the case may be, to any third party unreimbursed cost or expense and (ii) based on advice of the Borrower’s independent accountants or external legal counsel, there is a reasonable basis for the Borrower to contest with the applicable Governmental Authority the imposition of such Indemnified Taxes or Other Taxes or the repayment of such refund. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

3.2 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Adjusted Eurodollar Rate, or to determine or charge interest rates based upon the Adjusted Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.3 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan or (iii) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Adjusted Eurodollar Rate component of the Base Rate, the utilization of the Adjusted Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.4 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

i. impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or credit extended or participated in by, any Lender (or its Lending Office) (except any reserve requirement which is reflected in the determination of the Adjusted Eurodollar Rate hereunder) or any L/C Issuer;

ii. subject any Lender (or its Lending Office) or L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation interest in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer); or

iii. impose on any Lender (or its Lending Office) or L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or its Lending Office) of making or maintaining any Loan the interest on which is determined by reference to the Adjusted Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or any L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered within 30 days after receipt of demand therefor.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such

Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Administrative Agent for delivery to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delays in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Notwithstanding anything to the contrary in this Section 3.4, this Section 3.4 shall not apply to Indemnified Taxes or Other Taxes or to the imposition of, or any change in the rate of, any Excluded Tax payable by any Lender or L/C Issuer.

3.5 Compensation for Losses. Within 30 days after receipt of demand therefor by any Lender (with a copy to the Administrative Agent), the Borrower shall compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

i. any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

ii. any failure by the Borrower (for a reason other than (A) the failure of such Lender to make a Loan or (B) the operation of Section 3.2 or 3.3) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

iii. any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including and any loss or expense (other than lost profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Adjusted Eurodollar Rate for such Loan by a matching deposit or, other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.6 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.4, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, then such Lender or L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.2, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If a Lender requests compensation under Section 3.4, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, the Borrower may replace such Lender in accordance with Section 10.13.

3.7 Survival. All of the Borrower’s obligations under this Section 3 shall survive termination of the Aggregate Commitments, repayment of all other Senior Credit Obligations hereunder and resignation of the Administrative Agent.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Superholdings, Holdings and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that, as of the Closing Date and as of any other date on which the representations and warranties set forth in this Section 4 are repeated pursuant to Section 5.2:

4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of Superholdings and its consolidated Subsidiaries as at June 30, 2010 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Refinancing, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on information believed by Superholdings to be reasonable and correct as of the date of delivery thereof, and presents fairly Superholdings’ good faith estimate on a pro forma basis of the financial position of Superholdings and its consolidated Subsidiaries as at June 30, 2010, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) Without giving effect to the Refinancing, the audited consolidated balance sheet of Superholdings and its consolidated Subsidiaries as at December 31, 2009, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Grant Thornton LLP, present fairly in all material respects the consolidated financial condition of Superholdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2 No Change. Since December 31, 2009 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Corporate Existence; Compliance with Law. Except as a result of a transaction permitted pursuant to Section 7.4, each of Superholdings, Holdings, the Borrower and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Laws, except, in the case of the foregoing clauses (b), (c) and (d), to the extent that the failure to have such rights, be so qualified or to comply with such Laws, as the case may be, could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. Except as could not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Refinancing, the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof (a) will not violate the Organizational Documents of any of the Loan Parties or (b) except as could not reasonably be expected to have a Material Adverse Effect, violate any Law applicable to, or any Contractual Obligation of, Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries, or result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6 No Material Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of Superholdings, Holdings, the Borrower and each of its Restricted Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, in each case, except where the failure to do so would not have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. Except as all of the following in the aggregate could not reasonably be expected to have a Material Adverse Effect: (a) Superholdings, Holdings, the Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (b) no material claim has been asserted and is pending by any Person challenging or questioning the use of any material Intellectual Property of Superholdings, Holdings, the Borrower or its Restricted Subsidiaries or the validity or effectiveness of any such material Intellectual Property; and (c) the use of Intellectual Property by Superholdings, Holdings, the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person.

4.10 Taxes. Each of Superholdings, Holdings, the Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns and all other material Taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority, other than such Taxes, fees or other charges, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of Superholdings, Holdings, the Borrower or its Restricted Subsidiaries, as the case may be, or for which non-payment could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Borrower, no claim is being asserted with respect to any such Tax, fee or other charge described in the proceeding sentence, except as could not reasonably be expected to have a Material Adverse Effect.

4.11 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12 Labor Matters. There are no strikes or other labor disputes against Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of Superholdings, Holdings or the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of Superholdings, Holdings, the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of Superholdings, Holdings, the Borrower or the relevant Restricted Subsidiary.

4.13 ERISA. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) no Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code; (b) the Borrower and each Commonly Controlled Entity has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (c) as of the most recent valuation date for any Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any Commonly Controlled Entity knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date (c) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; (d) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of December 31, 2009, exceed more than $62,000,000 in excess of the value of the assets of such Plan allocable to such accrued benefits; (e) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA; (f) no such Multiemployer Plan is in Reorganization or Insolvent; and (g) as of December 31, 2009 neither the Borrower nor any Commonly Controlled Entity had contingent liability in excess of $10,000,000 with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title 1 of ERISA.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Law which limits its ability to incur the Indebtedness to be incurred by it hereunder and under the other Loan Documents.

4.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of Superholdings, Holdings and the Borrower as of the Closing Date. Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Superholdings, Holdings, the Borrower or any Restricted Subsidiary, except as disclosed on Schedule 4.15.

4.16 Use of Proceeds. The proceeds of the Revolving Credit Loans and the Swing Line Loans, and the Letters of Credit, shall be used for general corporate purposes. The proceeds of the Term Loans shall be used to effect the Refinancing and pay costs, fees and expenses, including any closing fees, in connection therewith and for general corporate purposes.

4.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Superholdings, Holdings, the Borrower and its Restricted Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; and (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits.

(b) Hazardous Materials are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries, or at any other location (including, without limitation, any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law or otherwise result in costs to Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries, or (ii) interfere with Superholdings’, Holdings’, the Borrower’s or any of its Restricted Subsidiaries’ continued operations.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries is, or to the knowledge of Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries will be, named as a party that is pending or, to the knowledge of Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries, threatened.

(d) None of Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Hazardous Materials.

(e) None of Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) To the knowledge of Superholdings, Holdings, or the Borrower, none of Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Hazardous Materials.

(g) To the knowledge of Superholdings, Holdings, or the Borrower, there are no facts, circumstances, conditions or occurrences with respect to the business or operations of Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries, or any real property currently (or, to the knowledge of Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries, formerly) owned, leased or operated by Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries that could be reasonably expected to give rise to liability, or otherwise result in costs, to Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law.

4.18 Accuracy of Information, etc. No statement or information other than projections or pro forma financial information contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such information or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made; provided, however that the Borrower makes no representation and warranty in respect of any third-party reports. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the “Pledged Stock” described in the Guarantee and Collateral Agreement, when any stock certificates representing such “Pledged Stock” are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a)-1 (which financing statements have been duly completed and delivered to the Administrative Agent), or, with respect to after-acquired property, when the requirements set forth in Section 6.10 have been complied with, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Finance Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than “Pledged Stock”, Liens permitted by Section 7.3), in each case to the extent required by the Guarantee and Collateral Agreement. As of the date hereof, Schedule 4.19(a)-2 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will remain on file after the Closing Date.

(b) Each of the Mortgages, if any, is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and the Administrative Agent has (or, when the Mortgages are filed in the offices designated by the Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 6.10(b)), the Administrative Agent will have) a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Finance Obligations, in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by Section 7.3).

4.20 Solvency. On a consolidated basis after giving effect to the Refinancing and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, the Loan Parties are and will be, Solvent.

4.21 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Deliverables. The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party and each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date and each in form and substance reasonably satisfactory to the Administrative Agent:

i. Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each Guarantor, (iii) the Intellectual Property Security Agreement (as defined in the Guarantee and Collateral Agreement) executed and delivered by a duly authorized officer of each applicable Loan Party, (iv) a Note executed by the Borrower in favor of each Lender that requests a Note; and (v) a Perfection Certificate from each Loan Party.

ii. Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet and (ii) unaudited interim consolidated financial statements of Superholdings, Holdings and the Borrower for each quarterly period ended subsequent to the date of the latest publicly filed financial statements and not less than 45 days prior to the Closing Date.

iii. Approvals. All material governmental approvals necessary in connection with the Refinancing and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material adverse conditions on the financing contemplated hereby.

iv. Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Borrower and its Subsidiaries, and such search shall reveal no liens on any of the assets of such Person, except for Liens permitted by Section 7.3 and Liens to be discharged on or prior to the Closing Date.

v. Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, certifying (1) that the Organization Documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing from its jurisdiction of organization furnished pursuant to clause (x)(a) below; (2) that attached thereto is a true and complete copy of the agreement of limited partnership, operating agreement or by-laws of such Loan Party, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (3) below, (3) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is to be a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (4) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party;

vi. Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

A. the legal opinion of Latham & Watkins LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F; and

B. such legal opinions of local counsel as may be reasonably requested by the Administrative Agent, in each case covering such matters as the Administrative Agent shall reasonably request.

vii. Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Administrative Agent shall have received (i) the certificates, if any, representing the shares of Capital Stock of Holdings, the Borrower and its Subsidiaries pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note of the Borrower and its Subsidiaries pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

viii. Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent be in proper form for filing, registration or recordation.

ix. Insurance. The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral.

x. Certificates.

A. a certificate as to the good standing of each Loan Party, as of a recent date, from the Secretary of State or other applicable authority of its respective jurisdiction of organization together in each case, to the extent generally available, with a certificate or other evidence of good standing as to payment of any applicable franchise or similar Taxes from the appropriate taxing authority of each such jurisdiction;

B. certificates in the form of Exhibit K, each addressed to the Administrative Agent and the Lenders from time to time party to this Agreement and in form and substance satisfactory to the Administrative Agent, attesting to and demonstrating the Solvency of the Loan Parties on a consolidated basis before and after giving effect to the Refinancing, from a duly appointed financial officer.

(b) Know-Your-Customer Rules. The Lenders shall have received from each of the Loan Parties documentation and other information requested by the Administrative Agent on behalf of any Lender no less than 10 calendar days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(c) Fees. The Administrative Agent, the Syndication Agent and the Joint Lead Arrangers shall have received all fees required to be paid, and all reasonable out-of-pocket expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date.

(d) Credit Ratings. The Loan Parties shall have received ratings from Standard and Poor’s Ratings Service and Moody’s Investors Service for the Borrower and for the Facilities.

(e) Refinancing. The Administrative Agent shall have received evidence reasonably satisfactory to it that:

i. The proceeds of the Term Loans (together with cash on hand of the Borrower) shall be sufficient, to consummate the Refinancing and to pay all fees and expenses owing in connection therewith;

ii. After giving effect to the Refinancing, neither Superholdings nor any of its Subsidiaries shall have any outstanding Funded Debt other than the Senior Credit Obligations, the Superholdings Notes and other Indebtedness listed on Schedule 7.2(d); and

iii. All Liens other than Liens created by the Security Documents and Liens permitted by Section 7.3 have been discharged and released.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents that is qualified by materiality shall be true and correct on and as of such date as if made on and as of such date, and each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents that is not qualified by materiality shall be true and correct in all material respects on and as of such date as if made on and as of such date, except, in each case, to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Notice. The Administrative Agent shall have received and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Superholdings, Holdings and the Borrower hereby agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding that has not been cash-collateralized or backstopped on terms and conditions acceptable to the Administrative Agent and the L/C Issuers in their sole discretion or any Loan or other amount is owing to any Lender or any Agent hereunder, Superholdings, Holdings and the Borrower shall and shall cause each of its Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent (which shall make available such items to the Lenders):

(a) as soon as available, but in any event within 90 days (or, if none of Superholdings, Holdings or the Borrower is at such time required to file with the SEC an Annual Report on Form 10-K with respect to such fiscal year, 120 days) after the end of each fiscal year of Superholdings, a copy of the audited consolidated balance sheet of Superholdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case, in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Grant Thornton LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Superholdings, the unaudited consolidated balance sheet of Superholdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnote disclosure); and

(c) all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP (subject, in the case of quarterly financial statements, to normal year-end audit adjustments and the absence of footnote disclosure) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein). Notwithstanding the foregoing, (i) in the event that the Borrower delivers to the Administrative Agent an Annual Report for Superholdings on Form 10-K for such fiscal year, as filed with the SEC, within 90 days after the end of such fiscal year, such Form 10-K shall satisfy all requirements of paragraph (a) of this Section and (ii) in the event that the Borrower delivers to the Administrative Agent a Quarterly Report for

Superholdings on Form 10-Q for such fiscal quarter, as filed with the SEC, within 45 days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of paragraph (b) of this Section.

6.2 Certificates; Other Information. Furnish to the Administrative Agent (which shall make available such items to the Lenders):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer is not aware of any Default or Event of Default except as specified in such certificate, (ii) beginning with the date of delivery of financial statements for the fiscal quarter ended December 31, 2010, a Compliance Certificate containing all information and calculations necessary for determining compliance by Superholdings and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Superholdings, as the case may be, (iii) to the extent not previously disclosed to the Administrative Agent, a listing of any material patents, trademarks or copyrights (to the extent recorded in the Patent and Trademark Office or Copyright Office) acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (iii) (or, in the case of the first such list so delivered, since the Closing Date); and (iv) to the extent Superholdings is not required to file with the SEC Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q, a copy of management’s discussion and analysis with respect to such financial statements;

(c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of Superholdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income);

(d) promptly after the same are sent, copies of all financial statements and reports that Superholdings sends to the holders of any class of its debt securities or public equity securities and, promptly after the same are filed, copies of all financial statements and reports that Superholdings may make to, or file with, the SEC;

(e) promptly upon delivery thereof to Superholdings, Holdings or the Borrower, so long as Superholdings, Holdings or the Borrower, as applicable, is not required to file reports with the SEC, and to the extent permitted, copies of any accountants’ letters addressed to their respective boards of directors (or any committee thereof);

(f) promptly upon delivery thereof under the relevant agreement, notice of any default or event of default under Superholdings Notes, and, no later than five (5) Business Days after the effectiveness thereof, copies of any material amendment, supplement, waiver or other modification with respect to Superholdings Notes; and

(g) promptly, such additional financial and other information as any Lender, through the Administrative Agent, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.2; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or Intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of Superholdings, Holdings and the Borrower hereby acknowledges that (i) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of Superholdings, Holdings and the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of Superholdings, Holdings and the Borrower hereby agrees that so long as Superholdings, Holdings or the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that: (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 10.7); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, none of Superholdings, Holdings or the Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC”.

6.3 Payment of Taxes, etc. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material Taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and any required reserves in conformity with GAAP with respect thereto have been provided on the books of Superholdings, Holdings, the Borrower or its Restricted Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations could not reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business and Maintenance of Existence, etc. (a)(i) Preserve, renew and keep in full force and effect its corporate or other organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clauses (i) (with respect to the Immaterial Subsidiaries only) and (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Laws, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) (i) Keep all Property and systems useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

(b) Maintain, with financially sound and reputable companies, insurance policies insuring the Mortgaged Properties and the inventory and equipment constituting Collateral against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Administrative Agent. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days (or 10 days, in case of cancellation for nonpayment) after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent as insured party or loss payee.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Laws shall be made of all material dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, upon reasonable notice, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Superholdings, Holdings, the Borrower and its Restricted Subsidiaries with officers and employees of Superholdings, Holdings, the Borrower and its Restricted Subsidiaries and with its independent certified public accountants; provided, (i) the Lenders shall coordinate such visits through the Administrative Agent such that, in the absence of any Event of Default that has occurred and is continuing, not more than one such visit shall occur in any calendar year and (ii) a Responsible Officer of the Borrower shall be afforded the opportunity to attend any such discussion with the accountants.

6.7 Notices. Promptly after any Responsible Officer obtains knowledge thereof, give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding which may exist at any time between Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries and any Governmental Authority, that in either case, if not cured, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries in which the amount involved is $10,000,000 or more and not covered by insurance or in which injunctive or similar relief which could reasonably be expected to have a Material Adverse Effect is sought;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required material contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) the acquisition by Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries of any fee interest in real property having a value (together with improvements thereof) of at least $10,000,000 (other than any such real property owned by an Excluded Subsidiary or subject to a Lien expressly permitted by Section 7.3(g)); and

(f) any development or event (including any such development or event related to environmental matters) that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Superholdings, Holdings, the Borrower or the relevant Restricted Subsidiary proposes to take with respect thereto.

6.8 Environmental Laws. (a) Except as would not have a Material Adverse Effect, comply in all material respects with all applicable Environmental Laws, and obtain and comply in all material respects with and maintain any and all material Environmental Permits.

(b) Except as would not have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions lawfully required under applicable Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws provided that the foregoing shall not prohibit Borrower from challenging in good faith any such order, regulation or statute requiring investigation, remediation or other actions (provided such challenge would not reasonably be expected to result in a Material Adverse Effect).

6.9 Ratings. Use commercially reasonable efforts to maintain ongoing continuous ratings from Moody’s and S&P for the Borrower and the Term Facility, provide all reasonably available information regarding the business and financial condition of Superholdings, Holdings, the Borrower and its Subsidiaries as either Moody’s or S&P may from time to time request in connection therewith and deliver to the Administrative Agent promptly upon request of the Administrative Agent and otherwise together with any certificate delivered pursuant to Section 6.2(b), each rating letter or notification received from Moody’s or S&P.

6.10 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries (other than (w) any “Excluded Collateral,” as defined in the Guarantee and Collateral Agreement, (x) any Property described in paragraph (b) or paragraph (c) of this Section or any other interest in real property, (y) any Property subject to a Lien expressly permitted by Section 7.3(g), (k), (n) and (z) and (z) Property acquired by an Excluded Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property, to the extent required by the Guarantee and Collateral Agreement, and (ii) take all actions necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, to the extent required by the Guarantee and Collateral Agreement, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property (including a fee interest in improvements which are subject to a ground lease) having a value (together with improvements thereof) of at least $10,000,000 acquired after the Closing Date by the Borrower or any of its Restricted Subsidiaries (other than any such real property owned by an Excluded Subsidiary or subject to a Lien expressly permitted by Section 7.3(g)), promptly give notice of such acquisition to the Administrative Agent and, if requested by the Administrative Agent, promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (or in the case of clause (y) use all commercially reasonable efforts to provide the Lenders with) (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided, that the Borrower shall not be required to comply with the foregoing provisions of this paragraph (b) in respect of any parcel of real property as to which the Administrative Agent shall have determined that the cost of the foregoing actions is disproportionate (taking into account any potential environmental issues with respect to such parcel) to the value of such parcel as Collateral.

(c) With respect to any new Restricted Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Restricted Subsidiary that ceases to be an Excluded Subsidiary), by the Borrower or any of its Restricted Subsidiaries, promptly give notice of such acquisition to the Administrative Agent and, if requested by the Administrative Agent, promptly (but subject to the proviso set forth in Section 7.2(t)) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Restricted Subsidiary that is owned by the Borrower or any of its Restricted Subsidiaries, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Restricted Subsidiary, as the case may be, (iii) cause such new Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions reasonably deemed necessary by the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Restricted Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be requested by the Administrative Agent, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Without limiting the foregoing, if (i) the aggregate Consolidated Total Assets or annual consolidated revenues of all Subsidiaries designated as “Immaterial Subsidiaries” hereunder shall at any time exceed 7.5% of Consolidated Total Assets or annual consolidated revenues, respectively, of the Borrower and its Restricted Subsidiaries (as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such time) or (ii) if any Subsidiary shall at any time cease to constitute an Immaterial Subsidiary under the definition of “Immaterial Subsidiary”(as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such time), the Borrower shall promptly, (x) in the case of clause (i) above, rescind the designation as “Immaterial Subsidiaries” of one or more of such Subsidiaries so that, after giving effect thereto, the aggregate Consolidated Total Assets or annual consolidated revenues, as applicable, of all Subsidiaries so designated (and which designations have not been rescinded) shall not exceed 7.5% of Consolidated Total Assets or annual consolidated revenues, respectively, of the Borrower and its Restricted Subsidiaries (as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such time), as applicable, and (y) in the case of clauses (i) and (ii) above, to the extent not already effected, (A) cause each affected Subsidiary to take such actions to become a “Subsidiary Guarantor” hereunder and under the Guarantee and Collateral Agreement and execute and deliver the documents and other instruments referred to in this paragraph (c) to the extent such affected Subsidiary is not otherwise an Excluded Subsidiary and (B) cause the owner of the Capital Stock of such affected Subsidiary to take such actions to pledge such Capital Stock, in each case, to the extent required by, and otherwise in accordance with, the Guarantee and Collateral Agreement and execute and deliver the documents and other instruments required hereby and thereby.

(d) With respect to any new Excluded Subsidiary created or acquired after the Closing Date by the Borrower or any of its Restricted Subsidiaries (other than any Excluded Subsidiaries), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Restricted Subsidiaries (other than any Excluded Subsidiaries), to the extent required by, and otherwise in accordance with, the Guarantee and Collateral Agreement, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that no foreign law pledges with respect to the Equity Interests of Foreign Subsidiaries shall be required.

6.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Restricted Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent of any power, right, privilege or remedy (with respect to remedy, after the occurrence and during the continuance of an Event of Default) pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 7. NEGATIVE COVENANTS

Superholdings, Holdings, the Borrower (on behalf of itself and each of its Restricted Subsidiaries) hereby agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding that has not been cash-collateralized or backstopped on terms and conditions acceptable to the Administrative Agent and the L/C Issuers in their sole discretion or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower (and, in the case of Section 7.17, Superholdings and Holdings) shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any Test Period ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
FQ4 2010	5.00:1.00
FQ1 2011	5.00:1.00
FQ2 2011	5.00:1.00
FQ3 2011	5.00:1.00
FQ4 2011	4.75:1.00
FQ1 2012	4.75:1.00
FQ2 2012	4.75:1.00
FQ3 2012	4.75:1.00
FQ4 2012	4.25:1.00
FQ1 2013	4.25:1.00
FQ2 2013	4.25:1.00
FQ3 2013	4.25:1.00
FQ4 2013	3.75:1.00
FQ1 2014	3.75:1.00
FQ2 2014	3.75:1.00
FQ3 2014	3.75:1.00
FQ4 2014	3.25:1.00
FQ1 2015	3.25:1.00
FQ2 2015	3.25:1.00
FQ3 2015	3.25:1.00
FQ4 2015 and thereafter	2.75:1.00

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any Test Period ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Interest Coverage Ratio
FQ4 2010	1.85:1.00
FQ1 2011	1.85:1.00
FQ2 2011	1.85:1.00
FQ3 2011	1.85:1.00
FQ4 2011	1.95:1.00
FQ1 2012	1.95:1.00
FQ2 2012	1.95:1.00
FQ3 2012	1.95:1.00
FQ4 2012	2.25:1.00
FQ1 2013	2.25:1.00
FQ2 2013	2.25:1.00
FQ3 2013	2.25:1.00
FQ4 2013	2.50:1.00
FQ1 2014	2.50:1.00
FQ2 2014	2.50:1.00
FQ3 2014	2.50:1.00
FQ4 2014 and thereafter	2.75:1.00

7.2 Limitation on Indebtedness. Create, issue, incur, assume, permit or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Finance Document;

(b) Indebtedness (i) of the Borrower to Superholdings, Holdings or any Restricted Subsidiary and of any Subsidiary Guarantor to Superholdings, Holdings, the Borrower or to any other Restricted Subsidiary, provided that any such Indebtedness owing by the Borrower or a Subsidiary Guarantor to a Non-Guarantor Subsidiary is expressly subordinated in right of payment to the Finance Obligations and (ii) of any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

(c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate amount for all such Indebtedness $25,000,000 at any one time outstanding;

(d) Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(d) (or to the extent not listed on such Schedule 7.2(d), where such Indebtedness is less than $1,000,000) and any Permitted Refinancing thereof;

(e) Guarantee Obligations (i) made in the ordinary course of business by Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor and (ii) by any Non-Guarantor Subsidiary of obligations of any other Non-Guarantor Subsidiary;

(f) the Superholdings Notes and Permitted Refinancing (without regard to clause (f) of the definition thereof) of the Superholdings Notes, so long as the Consolidated Leverage Ratio of Superholdings does not exceed on a Pro Forma Basis (determined as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b), as applicable) 4.50 to 1.00;

(g) Indebtedness of Excluded Subsidiaries in respect of local lines of credit, letters of credit, bank guarantees, factoring arrangements, sale/leaseback transactions and similar extensions of credit, so long as both before and after the incurrence of such Indebtedness the Borrower shall be in Pro Forma Compliance (determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b), as applicable) with the financial covenants set forth in Section 7.1;

(h) Indebtedness of Joint Ventures and Excluded Subsidiaries owing to any Loan Party, provided that the Permitted Non-Guarantor Investment Amount at such time after giving effect thereto does not exceed the Maximum Investment Amount;

(i) (i) Guarantee Obligations by Loan Parties of obligations of Excluded Subsidiaries, provided that the aggregate outstanding Permitted Non-Guarantor Investment Amount at such time after giving effect thereto does not exceed the Maximum Investment Amount and (ii) Guarantee Obligations by Excluded Subsidiaries of obligations of Excluded Subsidiaries;

(j) Indebtedness of the Borrower under Permitted Seller Notes issued as consideration in connection with a Permitted Acquisition;

(k) Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of workers’ compensation claims, bank guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, appeal and surety bonds, completion guaranties and other obligations of a similar nature, in each case in the ordinary course of business;

(l) Reserved;

(m) additional Indebtedness of the Borrower or any of its Restricted Subsidiaries not to exceed an aggregate outstanding principal amount of $25,000,000 at any time;

(n) Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(o) Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent obligations in respect of acquisitions or Investments permitted by Section 7.8 (both before or after any liability associated therewith becomes fixed);

(p) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the acquisition or Disposition of any business, assets or Subsidiary;

(q) Indebtedness issued in lieu of cash payments of Restricted Payments permitted by Section 7.6; provided that such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(r) Indebtedness of the Borrower or any Subsidiary Guarantor as an account party in respect of trade letters of credit issued in the ordinary course of business and Indebtedness in respect of the Specified Letters of Credit;

(s) Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(t) Indebtedness of any Person that becomes a Restricted Subsidiary or is merged into the Borrower or a Restricted Subsidiary after the Closing Date as part of an acquisition, merger or consolidation or amalgamation or other Investment not prohibited hereunder (a “New Subsidiary”), which Indebtedness exists at the time of such acquisition, merger or consolidation or amalgamation or other Investment, and any Permitted Refinancing thereof; provided that (A) such Indebtedness exists at the time such Person becomes a Restricted

Subsidiary or is merged into the Borrower or a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or with such merger (except to the extent such Indebtedness refinanced other Indebtedness to facilitate such Person becoming a Restricted Subsidiary), (B) the aggregate principal amount of Indebtedness permitted by this clause (t) shall not at any one time outstanding exceed $25,000,000 and (C) neither the Borrower nor any Restricted Subsidiary (other than the applicable New Subsidiary) shall provide security therefor;

(u) Permitted Ratio Debt, so long as (i) both before and after giving effect to the issuance or incurrence thereof, no Default or Event of Default shall have occurred and be continuing and (ii) after giving effect to the issuance or incurrence thereof, the Consolidated Leverage Ratio of Superholdings on a Pro Forma Basis (determined as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b), as applicable) shall not exceed 4.25 to 1.00 and the Consolidated Interest Coverage Ratio of Superholdings on a Pro Forma Basis (determined for the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b), as applicable) shall not be less than 2.00 to 1.00;

(v) Indebtedness issued by the Borrower or any Restricted Subsidiary to the officers, directors and employees of Superholdings, Holdings, any Parent Company, the Borrower or any Restricted Subsidiary, in lieu of or combined with cash payments to finance the purchase of Capital Stock of Superholdings, Holdings, any Parent Company or the Borrower, in each case, to the extent such purchase is permitted by Section 7.6(e);

(w) Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(x) (i) Indebtedness of the Borrower or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or Joint Venture in the ordinary course of business and (ii) Indebtedness of the Borrower or any Restricted Subsidiary to any Joint Venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including in respect of intercompany self-insurance arrangements) of the Borrower and its Restricted Subsidiaries;

(y) Guarantee Obligations made in the ordinary course of business; provided that such Guarantees are not of Funded Debt;

(z) (i) Indebtedness representing deferred compensation or stock-based compensation to employees of Superholdings, Holdings, the Borrower or any Restricted Subsidiary incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred in connection with any Investment permitted hereunder;

(aa) Indebtedness representing reimbursement obligations associated with the Specified Letters of Credit; and

(bb) all premium (if any), interest (including post-petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations described in clauses (a) through (aa) above.

For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (c), (g), (h), (m), (r), (t) or (u) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and may include the amount and type of such Indebtedness in one or more of the above clauses; provided, that, for the avoidance of doubt, Indebtedness reclassified under Section 7.2(u) must be unsecured.

7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto (if required by GAAP) are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b) Landlords’, carriers’, warehousemens’, mechanics’, materialmens’, repairmens’ or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) Pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits and other Liens to secure the performance of bids, government, trade and other similar contracts (other than for borrowed money), leases, subleases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) encumbrances, shown as exceptions in the title insurance policies insuring the Mortgages, easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f) (or to the extent not listed on such Schedule 7.3(f), where the fair market value of the Property to which such Lien is attached is less than $1,000,000), securing Indebtedness permitted by Section 7.2(d) or obligations described on Schedule 7.3(f) or created after the Closing Date in connection with any refinancing, refunding or renewals or extensions of Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) (i) Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred, and any other obligations in respect of such Indebtedness, pursuant to Sections 7.2(c), 7.2(g), 7.2(r), 7.2(s) and 7.2(t); provided that (A) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(g), such Liens do not at any time encumber any Property of the Borrower or any Subsidiary Guarantor, (B) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(r), such Liens are limited to cash collateral in the amount not exceeding 101% of the stated amount of such letters of credit, (C) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(s), such Liens do not encumber any Property other than cash paid to any such insurance company in respect of such insurance and (D) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(t), such Liens exist at the time that the relevant Person becomes a Restricted Subsidiary and are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and (ii) any extension, refinancing, renewal or replacement of the Liens described in clause (i) of this Section 7.2(g) in whole or in part; provided that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property, if any);

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease or of a licensor under a license, in each case, entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased or licensed;

(j) Liens arising from judgments in circumstances not constituting an Event of Default under Section 8.1(h);

(k) Liens (not securing any Indebtedness) on property or assets acquired pursuant to a Permitted Acquisition or another Investment permitted under Section 7.8 (and proceeds thereof) or assets of a Subsidiary of Borrower in existence at the time such Subsidiary is or such assets acquired pursuant to a Permitted Acquisition or an Investment (and proceeds thereof);

(l) Liens on Property or assets of Excluded Subsidiaries or Non-Guarantor Subsidiaries securing Indebtedness permitted by this Agreement to be incurred by such Subsidiaries;

(m) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(n) Liens on receivables and related assets (including proceeds thereof) which are being sold pursuant to factoring arrangements permitted under Section 7.5(g), (s) or (t);

(o) other Liens with respect to obligations that do not exceed $25,000,000 at any one time outstanding;

(p) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(r) Liens arising out of consignment or similar arrangements for the sale by the Borrower and its Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with an Investment permitted by Section 7.8;

(t) Liens deemed to exist in connection with Investments permitted by Section 7.8(b) that constitute repurchase obligations;

(u) Liens upon specific items of inventory or other goods and proceeds of the Borrower or any of its Restricted Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(v) any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business and any financing statement filed in connection with any such lease;

(w) Liens on cash or cash equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is not prohibited hereunder;

(x) (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries, or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) other Liens securing cash management obligations (that do not constitute Indebtedness) in the ordinary course of business;

(y) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(z) Liens on Capital Stock in Joint Ventures securing obligations of such Joint Venture; and

(aa) encumbrances (not constituting Liens) consisting of (i) an agreement to Dispose of any property in a Disposition permitted under Section 7.5 and (ii) an agreement with respect to a transaction that if consummated would constitute a Change of Control.

7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) (i) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation), (ii) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (provided that (x) the Subsidiary Guarantor shall be the continuing or surviving corporation or (y) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.10 in connection therewith), (iii) any Non-Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into any other Non-Guarantor Subsidiary that is a Restricted Subsidiary and (iv) Holdings may be merged or consolidated with or into Superholdings with either Holdings or Superholdings being the continuing or surviving corporation, provided, that such surviving corporation shall directly own 100% of the Capital Stock of the Borrower;

(b) (i) any Restricted Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor and (ii) any Non-Guarantor Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to another Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(c) Permitted Acquisitions may be consummated;

(d) Any Investment permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation;

(e) Dispositions permitted by Section 7.5 may be consummated; and

(f) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 7.4 or 7.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution.

7.5 Limitation on Disposition of Property. Dispose of any of its owned Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) (i) the Disposition of surplus, obsolete or worn out property in the ordinary course of business, (ii) the sale of defaulted receivables in the ordinary course of business, (iii) abandonment, cancellation or disposition of any Intellectual Property in the ordinary course of business and (iv) sales, leases or other dispositions of inventory determined by the management of the Borrower to be no longer useful or necessary in the operation of its business;

(b) the sale of inventory or other property in the ordinary course of business, (ii) the cross-licensing or licensing of Intellectual Property, in the ordinary course of business and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind, to the extent that the Property received in such exchange is of a value equivalent to the value of the Property exchanged (provided that after giving effect to such exchange, the value of the Property of the Borrower or any Subsidiary Guarantor subject to Liens in favor of the Administrative Agent under the Security Documents is not materially reduced);

(c) (i) Liens permitted by Section 7.3, (ii) Dispositions permitted by Section 7.4 (other than Section 7.4(e)), (iii) Restricted Payments permitted by Section 7.6, (iv) Investments permitted by Section 7.8, (v) payments permitted by Section 7.9 and (vi) sale and leaseback transactions permitted by Section 7.11;

(d) the sale or issuance of (i) any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor; provided that the sale or issuance of Capital Stock of an Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary is otherwise permitted by Section 7.8, (ii) the Capital Stock of any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary and (iii) the Capital Stock of any Subsidiary that is an Unrestricted Subsidiary to any other Subsidiary that is an Unrestricted Subsidiary, in each case, including, without limitation, in connection with any Tax restructuring activities not otherwise prohibited hereunder;

(e) the Disposition of other assets having a fair market value not to exceed the greater of (x) $100,000,000 and (y) 10% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries in the aggregate subsequent to the Closing Date (provided that any such Disposition in excess of $5,000,000 must be for at least 75% cash which is received at the time of closing thereof), provided that the Net Cash Proceeds of any such Disposition are applied to the prepayment of the Loans to the extent required by Section 2.5(b);

(f) (i) any Recovery Event; provided that the requirements of Section 2.5(b) are complied with in connection therewith and (ii) any event that would constitute a Recovery Event but for the Dollar threshold set forth in the definition thereof;

(g) the sale by Excluded Subsidiaries (without recourse) of receivables (and related assets) pursuant to factoring arrangements entered into in the ordinary course of business;

(h) the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by the Borrower or its Restricted Subsidiaries;

(i) the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(j) transfers of condemned Property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such Property as part of an insurance settlement (it being understood that any related Recovery Event is governed by Section 7.5(f));

(k) the Disposition of any Immaterial Subsidiary or any Unrestricted Subsidiary;

(l) the transfer of Property (i) by the Borrower or any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor or (ii) from a Non-Guarantor Subsidiary to (A) the Borrower or any Subsidiary Guarantor for no more than fair market value or (B) any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(m) the sale of cash or Cash Equivalents in the ordinary course of business;

(n) licenses or sublicenses in the ordinary course of business of intellectual property;

(o) the Disposition by any Excluded Subsidiary of any of its Property in an arms’-length transaction for the fair market value thereof;

(p) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that any Net Cash Proceeds of any such Disposition are applied to the prepayment of the Loans to the extent required by Section 2.5(b);

(q) the Disposition by the Borrower or any Subsidiary Guarantor of any of its Property to any Excluded Subsidiary or Joint Venture; provided that, (i) after giving effect to such transfer, the Permitted Non-Guarantor Amount does not exceed the Maximum Investment Amount and (ii) to the extent the consideration paid by such Excluded Subsidiary or Joint Venture is less than the fair market value thereof, the Borrower shall be in compliance with the provisions of Section 7.8(l);

(r) the Disposition by any Loan Party of any equity interest of any Excluded Subsidiary held by such Loan Party in an arms’-length transaction for the fair market value thereof;

(s) (i) the Approved Factoring Arrangements and (ii) sales by the Borrower and its Subsidiaries of receivables pursuant to receivables sales programs arranged by the account debtors in respect of such receivables; provided that (x) the aggregate amount of receivables sold pursuant to this clause (ii) in any fiscal quarter of the Borrower shall not to exceed 15% of the aggregate amount of receivables of the Loan Parties generated during the immediately preceding four fiscal quarters and (y) the annual percentage discount on the face amount of receivables sold in any such sale pursuant to this clause (ii) shall not exceed a percentage equal to the greater of the Eurodollar Base Rate and 1.75% for a three month Interest Period commencing on the date of such sale plus the Applicable Margin then applicable to Eurodollar Rate Loans under the Revolving Credit Facility; and

(t) Dispositions of Property between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (s) above.

7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Restricted Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of the Borrower or any Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) (i) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor and (ii) Non-Guarantor Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries;

(b) provided that (x) no Default or Event of Default is continuing or would result therefrom and (y) immediately before and immediately after giving effect to such Restricted Payment, the Consolidated Leverage Ratio of Superholdings shall not exceed on a Pro Forma Basis (determined as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6. 1(a) or (b), as applicable) 3.00 to 1.00, the Borrower may make Restricted Payments in an aggregate amount not to exceed the Available Amount; provided no Restricted Payments under this clause (b) may be made for the purpose of making a dividend or other distribution in respect of, or repurchasing or redeeming, Capital Stock held by the Sponsor or any of its Affiliates (other than Superholdings, Holdings or any Parent Company) in Superholdings, Holdings or any Parent Company; it being understood that such Restricted Payments may be used for such purposes with respect to Capital Stock held by any other Person in Superholdings, Holdings or any Parent Company;

(c) the Borrower may make Restricted Payments to Holdings, Superholdings or any Parent Company to permit Holdings, Superholdings or any Parent Company to pay (i) any Taxes which are due and payable by Holdings, Superholdings or any Parent Company, the Borrower and the Restricted Subsidiaries as part of a consolidated group (or shareholders of Holdings, to the extent such Taxes are attributable to Superholdings, Holdings, the Borrower and the Restricted Subsidiaries), (ii) customary fees, salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, their current and former officers and employees and members of their boards of directors, (iii) ordinary course corporate operating expenses and other fees and expenses required to maintain its corporate existence, including franchise Taxes, (iv) fees and expenses to the extent permitted under clause (i) of the second sentence of Section 7.10, (v) reasonable fees and expenses incurred in connection with any debt or equity offering by Holdings, Superholdings or any Parent Company, to the extent the proceeds thereof are (or, in the case of an unsuccessful offering, were intended to be) used for the benefit of the Borrower and the Restricted Subsidiaries, whether or not completed, (vi) Public Company Costs and (vii) without duplication with clause (vi), reasonable fees and expenses in connection with compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any other Loan Document;

(d) the Borrower may make Restricted Payments in the form of Capital Stock (other than Disqualified Capital Stock) of the Borrower;

(e) the Borrower or any Restricted Subsidiary may make Restricted Payments to, directly or indirectly, purchase the Capital Stock of the Borrower, Holdings, Superholdings or any Parent Company from present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of Holdings, Superholdings, the Borrower, any Parent Company or any Restricted Subsidiary upon the death, disability, retirement or termination of the applicable officer, director, consultant, agent or employee or pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate amount of payments under this clause (e) in any fiscal year of the Borrower shall not exceed the sum of (i) $10,000,000 in any fiscal year (but not exceeding $25,000,000 in the aggregate since the Closing Date), plus (ii) any proceeds received from key man life insurance policies, plus (iii) any proceeds received by the Borrower, Holdings, Superholdings or any Parent Company during such fiscal year from sales of the Capital Stock of Holdings, Superholdings, the Borrower or any Parent Company to directors, consultants, officers or employees of Holdings, Superholdings, such Parent Company, the Borrower or any Restricted Subsidiary in connection with permitted employee compensation and incentive arrangements; provided that any Restricted Payments permitted (but not made) pursuant to sub-clause (ii) or (iii) of this clause (e) in any prior fiscal year may be carried forward to any subsequent calendar year, and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary by any member of management of Holdings, any Parent Company, the Borrower or its Restricted Subsidiaries in connection with a repurchase of the Capital Stock of Holdings, Superholdings or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.6;

(f) noncash repurchases of Capital Stock deemed to occur upon exercise of stock options or similar equity incentive awards if such Capital Stock represents a portion of the exercise price of such options or similar equity incentive awards;

(g) the Borrower may make Restricted Payments to allow Holdings, Superholdings or any Parent Company to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person;

(h) provided that no Specified Event of Default has occurred and is continuing, the Borrower and its Restricted Subsidiaries may make Restricted Payments to make payments provided for in the Management Agreement (to the extent otherwise permitted by Section 7.11);

(i) any non-Wholly Owned Subsidiary of the Borrower may declare and pay cash dividends to its equity holders generally so long as the Borrower or its respective Subsidiary which owns the equity interests in the Subsidiary paying such dividends receives at least its proportionate share thereof (based upon its relative holding of the equity interests in the Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Subsidiary);

(j) Excluded Subsidiaries may make Restricted Payments to other Excluded Subsidiaries;

(k) (i) provided that no Specified Event of Default has occurred and is continuing, the Borrower may make Restricted Payments to Holdings and Superholdings to fund any Superholdings Notes AHYDO Payment, (ii) provided that no Default or Event of Default has occurred and is continuing, the Borrower may make Restricted Payments to Holdings and Superholdings to fund any scheduled payments of interest on Superholdings Notes required to be made thereunder and (iii) the Borrower may make Restricted Payments to Holdings and Superholdings with the Net Cash Proceeds of Indebtedness incurred pursuant to Section 7.2(f) so long as such Net Cash Proceeds are applied by Superholdings to redeem the Superholdings Notes in full;

(l) provided that no Default or Event of Default is continuing or would result therefrom, after a Qualified Public Offering, the Borrower may make Restricted Payments to Holdings or Superholdings so that Holdings or Superholdings or any Parent Company may make Restricted Payments to its equity holders in an aggregate amount not exceeding 6.0% per annum of the Net Cash Proceeds received by the Borrower from such Qualified Public Offering; provided that the Available Amount shall be reduced by a corresponding amount of any such Restricted Payments; and

(m) provided that no Default or Event of Default is continuing or would result therefrom, other Restricted Payments in an amount not to exceed $10,000,000; provided that no Restricted Payments under this clause (m) may be made for the purpose of making a dividend or other distribution in respect of, or repurchasing or redeeming, Capital Stock held by the Sponsor or any of its Affiliates (other than Holdings or Superholdings) in Holdings or Superholdings; it being understood that such Restricted Payments may be used for such purposes with respect to Capital Stock held by any other Person in Holdings or Superholdings.

7.7 Limitation on Capital Expenditures. Make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding for any fiscal year the sum of (x) Permitted CapEx Amount, plus (y) the Available Amount, plus (z) the aggregate amount of Net Cash Proceeds reinvested by the Borrower and its Subsidiaries during such fiscal year in connection with reinvestment of Net Cash Proceeds of Asset Sales and Recovery Events permitted by Section 2.5(b) to the extent such reinvestment constitutes Capital Expenditures. Notwithstanding anything to the contrary set out above, (i) to the extent that the aggregate amount of Capital Expenditures made by the Borrower and the Restricted Subsidiaries in any fiscal year is less than Permitted CapEx Amount, 50% of the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the two immediately succeeding fiscal years (provided that before any Rollover Amount may be used to make Capital Expenditures in any fiscal year, the Permitted CapEx Amount for such fiscal year shall have been used in full to make Capital Expenditures for such fiscal year) and (ii) for any fiscal year, the amount of Capital Expenditures that would otherwise be permitted in such fiscal year pursuant to this Section 7.7 (including as a result of the application of clause (i) of Section 7.7) may be increased by an amount not to exceed 50% of the Permitted CapEx Amount for the immediately succeeding fiscal year (the “CapEx Pull-Forward Amount”) (provided that before any Capital Expenditures are made in a fiscal year pursuant to the CapEx Pull-Forward Amount, Capital Expenditures shall have been made in such fiscal year in an amount equal to the Capital Expenditures otherwise permitted in such fiscal year pursuant to this Section 7.7 (including as a result of the application of clause (i) of this sentence)). The actual CapEx Pull-Forward Amount in respect of any such fiscal year shall reduce, on a dollar-for-dollar basis, the Permitted CapEx Amount for the immediately succeeding fiscal year. As used in this Section 7.7, “Permitted CapEx Amount” means for each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2010	$40,000,000 less the amount of Capital Expenditures of the Borrower and its Subsidiaries made after December 31, 2009 and prior to September 30, 2009
2011	$45,000,000
2012	$45,000,000
2013	$45,000,000
2014	$45,000,000
2015	$50,000,000
2016	$50,000,000
2017	$50,000,000

7.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) (i) extensions of trade credit in the ordinary course of business and (ii) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(b) Investments in Cash Equivalents and by Foreign Subsidiaries in Foreign Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b) and (e);

(d) loans and advances to officers, directors and employees of Superholdings, Holdings, the Borrower or any Restricted Subsidiaries of the Borrower in the ordinary course of business in an aggregate amount for Superholdings Holdings, the Borrower and Restricted Subsidiaries of the Borrower not to exceed $3,000,000 (excluding (for purposes of such cap) tuition advances, travel and entertainment expenses, but including relocation expenses) at any one time outstanding;

(e) additional Investments so long as the aggregate amount thereof (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective investment not to exceed the original amount invested) at no time exceeds the sum of (i) $25,000,000, plus (ii) an amount equal to the Available Amount accumulated pursuant to clause ii. of the definition thereof, plus (iii) so long as no Default or Event of Default has occurred and is continuing or will result therefrom, an amount equal to the Available Amount, less the amounts available pursuant to the foregoing clause (e)(ii); provided that no Investment may be made pursuant to this clause (e) in any Unrestricted Subsidiary for the purpose of making a Restricted Payment prohibited pursuant to Section 7.6;

(f) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;

(g) Permitted Acquisitions;

(h) loans by the Borrower or any of its Restricted Subsidiaries to the employees, officers or directors of Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries in connection with management incentive plans; provided that such loans represent cashless transactions pursuant to which such employees, officers or directors directly invest the proceeds of such loans in the Capital Stock of Superholdings;

(i) Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;

(j) Investments by any Excluded Subsidiary in other Excluded Subsidiaries;

(k) Investments of the Borrower or any Restricted Subsidiary under Swap Contracts permitted hereunder;

(l) Investments by any Loan Party in a Joint Venture or an Excluded Subsidiary (including Investments (x) consisting of Dispositions of Property to such Excluded Subsidiary to the extent the consideration paid by such Excluded Subsidiary for such Property is less than the fair market value thereof, as reasonably determined by the Borrower and (y) constituting Indebtedness permitted to be incurred pursuant to Section 7.2(h) and (i)), provided that the aggregate outstanding Permitted Non-Guarantor Investment Amount at such time after giving effect thereto does not exceed the Maximum Investment Amount;

(m) Investments in existence on, or pursuant to legally binding written commitments in existence on, the Closing Date and listed on Schedule 7.8, and, in each case, any extensions or renewals thereof, so long as the amount of any Investment made pursuant to this clause (m) is not increased at any time above the amount of such Investment set forth on Schedule 7.8;

(n) (i) Investments constituting loans or advances made in lieu of Restricted Payments permitted to be made pursuant to Section 7.6, (ii) Investments arising as the result payments made pursuant to Section 7.9 and (iii) Investments arising directly out of the receipt by the Borrower or any Restricted Subsidiary of non-cash consideration for any sale of assets permitted under Section 7.5; provided that such non-cash consideration shall in no event exceed 25% of the total consideration received for such sale;

(o) Subsidiaries may be established or created, if (A) to the extent such new Subsidiary is a Domestic Subsidiary, such Subsidiary complies with the provisions of Section 6.10(c) and (B) if such new Subsidiary is an Excluded Subsidiary, such Subsidiary complies with the provisions of Section 6.10(d), provided, that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.10(c) or Section 6.10(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days);

(p) Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary of the Borrower or pursuant to legally binding written commitments in existence at the time such Person becomes a Restricted Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary of the Borrower;

(q) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other persons;

(r) any Investment in a Foreign Subsidiary to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Foreign Subsidiary;

(s) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices; and

(t) advances of payroll payments to employees, or fee payments to directors or consultants, in the ordinary course of business.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.8, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested). Notwithstanding the foregoing, no Investment in an Unrestricted Subsidiary is permitted under this Section 7.8 unless such Investment is permitted pursuant to clause (e) or (l) above.

7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, the Superholdings Notes or any Permitted Ratio Debt, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance (except in each case in connection with any refinancing permitted by Section 7.2(f) or any refinancing of Permitted Ratio Debt that would permitted by Section 7.2(u)), or enter into any derivative or other transaction with any Derivatives Counterparty obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of the Superholdings Notes or Permitted Ratio Debt; provided that, notwithstanding the foregoing provisions of this clause (a), subsequent to the Closing Date, the Borrower shall be permitted to repurchase or redeem Superholdings Notes or Permitted Ratio Debt (in an aggregate principal amount of up to (1) the Available Amount plus (2) $10,000,000, so long as after giving effect to each such purchase, no Default or Event of Default has occurred and is continuing or will result therefrom and the Consolidated Leverage Ratio of Superholdings does not exceed on a Pro Forma Basis (determined as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or (b), as applicable) 3.00:1:00, (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Superholdings Notes or Permitted Ratio Debt that is material and adverse to the Lenders without the prior consent of the Administrative Agent (with the approval of the Required Lenders); provided that nothing in this Section 7.9 shall prohibit the refinancing, replacement, extensions or other modification of the Superholdings Notes or Permitted Ratio Debt to the extent otherwise permitted by Section 7.02 or (c) amend its certificate of incorporation in any manner reasonably determined by the Administrative Agent to be material and adverse to the Lenders.

7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Restricted Subsidiary) unless such transaction is (a) otherwise not prohibited by this Agreement, (b) in the ordinary course of business of the Borrower or such Restricted Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, (i) so long as no Specified Event of Default has occurred and is continuing, the Borrower and its Restricted Subsidiaries may pay fees and expenses to the Sponsor and its Control Investment Affiliates pursuant to the Management Agreement as in effect on the date hereof; provided that fees for the Investment Banking Services (as defined in the Management Agreement) may not exceed 1.0% of the total transaction value of the transaction giving rise to such Investment Banking Services, (ii) the Borrower and its Restricted Subsidiaries may enter into any transaction with an Affiliate that is not prohibited by the terms of this Agreement to be entered into by the Borrower or such Restricted Subsidiary with an Affiliate and (iii) without being subject to the terms of this Section 7.10, enter into any transaction with any Person which is an Affiliate of Superholdings only by reason of such Person and Superholdings having common directors. For the avoidance of doubt, this Section 7.10 shall not apply to employment, bonus, retention and severance arrangements with, and payments of compensation or benefits to or for the benefit of, current or former employees, consultants, officers or directors of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business. For purposes of this Section 7.10, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if such transaction is approved by a majority of the Disinterested Directors of the board of directors of the Borrower or such Restricted Subsidiary, as applicable. “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

7.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property which, as a part of the same transaction, has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary, except (i) any such arrangement entered into in the ordinary course of business of the Borrower and its Subsidiaries and not otherwise prohibited hereunder, (ii) sales or transfers by the Borrower or any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor, (iii) sales or transfers by any Non Guarantor Subsidiary to any other Non Guarantor Subsidiary and (iv) any such arrangement to the extent that the fair market value of such Property does not exceed $15,000,000 in the aggregate for all such arrangements.

7.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of Superholdings, Holdings, and the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters; provided that the Borrower may elect to change to a 13 week fiscal quarter accounting period so long as December 31 remains the last day of the fiscal year.

7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Finance Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement, other than:

(a) this Agreement and the other Loan Documents;

(b) customary provisions restricting assignment of any agreement entered in the ordinary course of business;

(c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby);

(d) software and other Intellectual Property licenses pursuant to which the Borrower or such Restricted Subsidiary is the licensee of the relevant software or Intellectual Property, as the case may be, (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license);

(e) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation;

(f) any agreements regarding Indebtedness or other obligations of any Non-Guarantor Subsidiary (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries);

(g) customary provisions in joint venture agreements and similar agreements that restrict the transfer of assets of, or equity interests in, Joint Ventures;

(h) prohibitions and limitations in effect on the date hereof and listed on Schedule 7.13;

(i) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;

(j) customary restrictions and conditions contained in any agreement relating to any Disposition of Property not prohibited hereunder;

(k) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(l) restrictions imposed by applicable law; and

(m) restrictions set forth in the documentation related to the Specified Letters of Credit.

7.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary, (b) make Investments in the Borrower or any other Restricted Subsidiary or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

(i) any restrictions existing under the Loan Documents and the definitive documentation for Superholdings Notes and any Permitted Ratio Debt;

(ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(iii) customary net worth provisions contained in Real Property leases entered into by the Borrower and its Restricted Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Restricted Subsidiaries to meet their ongoing obligations

(iv) any restrictions contained in agreements related to Indebtedness or other obligations of any Non-Guarantor Subsidiary not prohibited by Section 7.2 (in which case such restriction shall relate only to such Non-Guarantor Subsidiary and its Subsidiaries) or Indebtedness secured by Liens permitted by Sections 7.3(g) and 7.3(o);

(v) Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment of any agreement relating thereto;

(vi) customary provisions in joint venture agreements and similar agreements that restrict the transfer of equity interests in Joint Ventures (which are not Subsidiaries of the Borrower) (in which case such restrictions shall relate only to assets of, or equity interests in, such Joint Venture);

(vii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;

(viii) any restrictions regarding licenses or sublicenses by the Borrower and its Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property);

(ix) customary restrictions and conditions contained in any agreement relating to any Disposition of Property not prohibited hereunder or in any agreement with respect to a transaction that if consummated would result in a Change of Control;

(x) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(xi) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(xii) restrictions set forth in the documentation related to the Specified Letters of Credit; and

(xiii) with respect to restrictions described in clause (c) of this Section 7.14, restrictions contained in agreements governing Indebtedness permitted by Sections 7.2(c) and 7.2(d) hereof.

7.15 Limitation on Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement or that are reasonably related, complementary, synergistic or ancillary thereto (including complementary, synergistic or ancillary technologies) or are reasonable extensions thereof.

7.16 Limitation on Swap Contracts. Enter into any Swap Contracts other than Swap Contracts entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations.

7.17 Limitation on Activities of Superholdings and Holdings. Not permit Superholdings or Holdings to (a) conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower and in the case of Superholdings, Public Company Activities (and activities in preparation therefor), (b) incur, create, assume or suffer to exist any Indebtedness, except (i) nonconsensual obligations imposed by operation of law, (ii) obligations in respect of Taxes imposed on Superholdings or Holdings as a member of a consolidated group, (iii) Indebtedness and obligations of Superholdings or Holdings pursuant to the Finance Documents to which it is a party and any intercompany liabilities with respect to financing activities of Superholdings, (iv) guarantees and performance bonds in support of the operations of the Borrower and its Restricted Subsidiaries, (v) obligations with respect to its Capital Stock, and (vi) in the case of Superholdings only, Indebtedness under the Superholdings Notes and Permitted Refinancings thereof, or (c) own, lease, manage or otherwise operate (other than through ownership of the Borrower and its Subsidiaries) any properties or assets, other than (i) cash and Cash Equivalents and deposit and securities accounts comprised of cash and cash equivalents, (ii) the ownership of shares of Capital Stock of Holdings (in the case of Superholdings) or the Borrower (in the case of Holdings), (iii) other assets, not material in amount, incidental to the operations of Superholdings or Holdings as the holding company of the Borrower, (iv) intercompany receivables in connection with certain Tax arrangements between Superholdings and the Borrower and (v) other assets with an aggregate fair market value of not more than $5,000,000.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):

(a) The Borrower shall fail to pay any principal of any Loan or L/C Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or L/C Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7; provided that any Event of Default under Section 7.1 is subject to cure through a Specified Equity Contribution, as contemplated by the definition of Consolidated EBITDA; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice thereof to the Borrower from the Administrative Agent or any Lender; or

(e) (A) Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Funded Debt (excluding the Loans and L/C Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Funded Debt beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Funded Debt or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults of the type described in clauses (i), (ii) and (iii) of this paragraph (e)(A) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate the Threshold Amount or (B) there occurs under any Swap Contract or Swap Obligation an Early Termination Date (as defined in such Swap Contract) resulting from (i) any event of default under such Swap Contract as to which Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries is the Defaulting Party (as defined in such Swap Contract) or (ii) any Termination Event (as defined in such Swap Contract) as to which Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries is an Affected Party (defined in such Swap Contract), and, in either event, the Swap Termination Value owed by Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries as a result thereof is greater than the Threshold Amount and is unpaid for 30 days after such event; or

(f) Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries which are Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or substantially all of its assets, or Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries which are Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries which are Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i)

above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries which are Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries which are Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries which are Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against Superholdings, Holdings, the Borrower or any of its Restricted Subsidiaries which are Material Subsidiaries involving for Superholdings, Holdings, the Borrower and its Restricted Subsidiaries which are Material Subsidiaries taken as a whole a liability (not paid or covered by insurance or by an indemnity from a Solvent indemnitor) of the Threshold Amount or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) Except to the extent resulting from the gross negligence or willful misconduct of the Administrative Agent, any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.10), to be in full force and effect in any material respect, or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease in any material respect to be enforceable and of the same effect and priority purported to be created thereby (other than by reason of the express release thereof pursuant to Section 9.10); or

(j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(k) Any Change of Control shall occur.

8.2 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 101% of the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

(e) provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.2), any amounts received on account of the Finance Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

FIRST, to payment of that portion of the Finance Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 3) payable to the Administrative Agent in its capacity as such;

SECOND, to payment of that portion of the Finance Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers arising under the Loan Documents and amounts payable under Section 3, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

THIRD, to payment of that portion of the Finance Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Senior Credit Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

FOURTH, to payment of that portion of the Finance Obligations constituting unpaid principal of the Loans, L/C Borrowings and amounts then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

FIFTH, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.3 and 2.15; and

LAST, the balance, if any, after all of the Finance Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.3(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Finance Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Finance Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 9 hereof for itself and its Affiliates as if a “Lender” party hereto.

SECTION 9. THE AGENTS

9.1 Appointment and Authority.

(a) Administrative Agent. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly stated in Section 9.6, the provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party or any of their respective Subsidiaries shall have any rights as a third party beneficiary of any of such provisions.

(b) Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuers for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Finance Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 10.4(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

i. shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

ii. shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

iii. shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or a L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent not to be required if a Specified Event of Default shall have occurred and be continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above with the consent of such successor and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent not to be required if a Specified Event of Default shall have occurred and be continuing); provided that if the Administrative Agent shall notify the Borrower, the Lenders and the L/C Issuers that no qualifying Person has accepted such appointment by the date that is 60 days after such notice of resignation, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent, if requested by the Lenders and the Borrower, shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section and (iii) the retiring Administrative Agent shall reimburse the Borrower, as of the effective date of resignation, a pro rata portion of the annual agency free previously paid by the Borrower to the Administrative Agent for the period during which the resignation becomes effective. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agents’ resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, or the Required Lenders (with the consent of the Borrower) or the Borrower (with the consent of the Required Lenders) may remove the Administrative Agent and appoint a successor agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and as the Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of Bank of America as a retiring L/C Issuer and as the Swing Line Lender, (ii) Bank of America, as a retiring L/C Issuer and as the Swing Line Lender, shall be discharged from all of its duties and obligations in such capacities hereunder or under the other Loan Documents and (iii) a successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by Bank of America outstanding at the time of such succession or make other arrangements satisfactory to Bank of America as a retiring L/C Issuer to effectively assume the obligations of Bank of America as issuer of such Letters of Credit.

9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, the Syndication Agent or the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or a L/C Issuer hereunder.

9.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

i. to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Senior Credit Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.3(i) and (j), 2.9 and 10.4) allowed in such judicial proceeding; and

ii. to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.3(i), 2.3(j), 2.9 and 10.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Finance Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion:

i. to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Finance Obligations (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank of Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuers shall have been made), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or (C) if approved, authorized or ratified in writing in accordance with Section 10.1;

ii. to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

iii. to subordinate any Lien on any property granted to or held by the Administrative Agent under any Finance Document to the holder of any Lien on such property that is permitted by Section 7.3(f), (g), (n) and (z).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.10

9.11 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any guarantee or any Security Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8, any guarantee or any Collateral by virtue of the provisions hereof or of any guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Finance Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Finance Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 10. MISCELLANEOUS

10.1 Amendments, etc. (a) Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent or ratification of the Required Lenders or such other number or percentage of Lenders as may be specified herein) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (x) the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent, any Lender or any L/C Issuer and (y) no such amendment, waiver or consent shall:

i. extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) without the written consent of such Lender;

ii. postpone any date fixed by this Agreement or any other Loan Document for (A) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (B) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;

iii. reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.1(a)) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate”, to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or to amend the definition of any term used in calculating any financial ratio;

iv. change (A) Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (B) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.5(b) or 2.6(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (x) if such Facility is the Term Facility, the Required Term Lenders, and (y) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

v. change (A) any provision of this Section 10.1 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (B) of this Section 10.1(a)(vii)), without the written consent of each Lender or (B) the definition of “Required Revolving Lenders” or “Required Term Lenders” without the written consent of each Lender under the applicable Facility;

vi. release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

vii. release all or substantially all of the value of the guarantee pursuant to the Guarantee and Collateral Agreement, without the written consent of each Lender, except to the extent the release of any Subsidiary from such guarantee is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

viii. impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (A) if such Facility is the Term Facility, the Required Term Lenders and (B) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

ix. adversely affect the Term Facility in a disproportionate manner without the written consent of both the Required Term Lenders and the Required Lenders, provided that any amendment or waiver which affects solely the Term B Facility and not the Revolving Credit Facility may be effected with the written consent of the Required Term Lenders without the consent of the Revolving Credit Lenders; or;

x. adversely affect the Revolving Credit Facility in a disproportionate manner without the written consent of both the Required Revolving Lenders and the Required Lenders, provided that any amendment or waiver which affects solely the Revolving Credit Facility and not the Term Facility may be effected with the consent of the Required Revolving Lenders without the consent of the Term Lenders;

and provided, further, that: (i) no amendment, waiver or consent shall, unless in writing and signed by each applicable L/C Issuer (in its capacity as such) in addition to the Borrower and the Lenders required above, affect the rights or duties of such L/C Issuer (in its capacity as such) under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender (in its capacity as such) in addition to the Borrower and the Lenders required above, affect the rights or duties of the Swing Line Lender (in its capacity as such) under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent (in its capacity as such) in addition to the Borrower and the Lenders required above, affect the rights or duties of the Administrative Agent (in its capacity as such) under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) a Lender may agree to extend the maturity date of its portion of the Loans under the outstanding Term Loans upon the request of the Borrower and without the consent of any other Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b) Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement, in each case subject to the limitations in Section 2.14, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

(c) In addition, notwithstanding the foregoing, this Agreement may be amended (i) with the written consent of the Administrative Agent, the Borrower and the Additional Lenders providing the relevant Additional Loans and/or Additional Commitments to permit the Additional Facility Amendment in accordance with Section 2.14 and (ii) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Specified Refinancing Debt to permit the Refinancing Amendment in accordance with Section 2.17.

(d) Notwithstanding anything to the contrary contained herein, (i) any Loans held by a Lender who is the Sponsor (other than an Affiliate of TC Group L.L.C., which is a Debt Fund Affiliate) or a Non-Debt Fund Affiliate shall be excluded in the determination of any “Required Lender” or “Required Term Lender” votes; and no such Lender shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present or (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives and (ii) in connection with any “Required Lender” or “Required Term Lender” votes, Lenders that are Debt Fund Affiliates shall not be permitted, in the aggregate, to account for more than 50% of the amounts includable in determining whether the “Required Lenders”, or “Required Term Lenders” have consented to any amendment, modification, waiver, consent or other action that is subject to such vote. The voting power of each Lender that is a Debt Fund Affiliate shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.

10.2 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

i. if to Superholdings, Holdings, the Borrower, the Administrative Agent, a L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.2 (as may be updated from time to time); and

ii. if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Section 2 if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER

MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, “Agent Parties”) have any liability to Superholdings, Holdings, the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through electronic telecommunications or other information transmission systems, except for direct or “economic” (as such term is used in Title 18, United States Code, Section 1030(g)) (as opposed to special, indirect, consequential or punitive) losses, claims, damages, liabilities or expenses to the extent that such losses, claims, damages, liabilities or expenses (x) are determined by a court of competent jurisdiction by a final an nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document in respect of Borrower Materials made available through electronic telecommunications or other information transmission systems, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided, however, that in no event shall any Agent Party have any liability to Superholdings, Holdings, the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to such direct or “economic” damages).

(d) Change of Address, Etc. Each of Superholdings, Holdings, the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.3 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or L/C Issuer or by the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.8 (subject to the terms of Section 2.13) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.4 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Superholdings, Holdings and the Borrower jointly and severally agree to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the other Agents, the Joint Lead Arrangers and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and reasonable expenses incurred in connection with due diligence, travel, courier, reproduction, printing and delivery expenses), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated, in each case within 30 days of delivery to the Borrower of a reasonably detailed invoice with respect thereto), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, in each case within 30 days of delivery to the Borrower of a reasonably detailed invoice with respect thereto and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that Superholdings, Holdings and the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any special counsel and up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this subsection (a) unless, in the written opinion of outside counsel reasonably satisfactory to the Borrower and the Administrative Agent, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest.

(b) Indemnification. Superholdings, Holdings and the Borrower, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), the other Agents, the Joint Lead Arrangers, each Lender, each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of any litigation, claim, investigation, action, judgment, suit, penalty or proceeding or preparation of a defense in connection therewith arising out of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.1), (ii) any Loan or Letter of Credit or the use

or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; and provided further that Superholdings, Holdings, the Borrower and the other Loan Parties shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable local jurisdiction) for all Indemnitees unless, in the written opinion of outside counsel reasonably satisfactory to the Borrower and the Administrative Agent, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest.

(c) Reimbursement by Lenders. To the extent that Superholdings, Holdings and the Borrower for any reason fail indefeasibly to pay any amount required under subsection (a) or (b) of this Section to be paid by it or them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or an L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or an L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Senior Credit Obligations.

10.5 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (ii) of the preceding sentence shall survive the payment in full of the Senior Credit Obligations and the termination of this Agreement.

10.6 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.6(b), (ii) by way of participation in accordance with the provisions of Section 10.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.6(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

i. Minimum Amounts.

A. in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

B. in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of either Term Facility, unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

ii. Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

iii. Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

A. the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund of such transferring Lender;

B. the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

C. the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

D. the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

iv. Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

v. No Assignment to Certain Persons. No such assignment shall be made to (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) to a natural person, (D) Superholdings or any of its Subsidiaries or (C) absent the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to a Person disclosed on a list of competitors and financial institutions identified and accepted by the Administrative Agent prior to the Closing Date, as updated from time to time by the Borrower and approved by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed). No Revolving Credit Commitments or Revolving Credit Loans may be assigned to an Affiliate Lender.

vi. Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (y) of the first proviso to Section 10.1(a) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation pursuant to this Section 10.6(d), acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain a register comparable to the Register on which it enters the name and address of each Participant and the economic interests of each Participant in all or a portion of the participating Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it) (the “Participant Register”). The entries in the Participant Register shall be conclusive, and the Borrower and the Lenders shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. If requested by the Administrative Agent or the Borrower, such Lender shall make the Participant Register available to the Administrative Agent or to the Borrower upon either (i) the exercise by a Participant of remedies hereunder or (ii) a request for the Participant Register by the IRS.

If, notwithstanding the first paragraph of this Section 10.6(d), any Loan Party or any Non-Debt Fund Affiliate acquires a participation in any Lender’s rights and/or obligations under this Agreement, such Person hereby agrees that if a case under Title 11 of the United States Code is commenced against any Loan Party, to the extent that any Non-Debt Fund Affiliate would have the right to direct any Participant with respect to any vote with respect to any plan of reorganization with respect to any Loan Party (or to directly vote on such plan of reorganization) as a result of any participation taken by such Non-Debt Fund Affiliate pursuant to this Section 10.6(d), such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Participant) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Participant) may be counted to the extent any such plan of reorganization proposes to treat the participation in any Senior Credit Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable in any material respect to such Non-Debt Fund Affiliate than the proposed treatment of similar Senior Credit Obligations held by Lenders or Participants that are not Affiliates of the Borrower. Each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

(e) Limitation Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.1(e) as though it were a Lender and any such Participant shall be deemed to be a Lender for purposes of the definition of Excluded Taxes.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(i). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.4), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guaranty or credit or liquidity enhancement to such SPC.

(h) Resignation as an L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.6(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as an L/C Issuer or the Swing Line Lender, as the case may be. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it which remain outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c)). If Bank of America resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.4(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (ii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer and remaining outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(i) Sponsor and Non-Debt Fund Affiliate Assignments. Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to the Sponsor or any other Non-Debt Fund Affiliate, but only if:

i. such assignment is made pursuant to an open market purchase;

ii. no Default has occurred or is continuing or would result therefrom;

iii. the assigning Lender and Affiliate Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E-2 hereto (an “Affiliate Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

iv. after giving effect to such assignment, the Sponsor and the other Non-Debt Fund Affiliates shall not, in the aggregate, own or hold Term Loans with an aggregate principal amount in excess of 15% of the principal amount of all Loans then outstanding;

v. the Sponsor or such other Non-Debt Fund Affiliate shall at the time of such assignment affirm the No Undisclosed Information Representation and shall at all times thereafter be subject to the restrictions specified in Section 10.1(d)(i); and

vi. the Loan Parties and each Non-Debt Fund Affiliate hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Senior Credit Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable in any material respect to such Non-Debt Fund Affiliate than the proposed treatment of similar Senior Credit Obligations held by Lenders that are not Affiliates of the Borrower. Each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (vi).

(j) Debt Fund Affiliates Assignments. Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Debt Fund Affiliate, but only if:

i. such assignment is made pursuant to an open market purchase;

ii. no Default has occurred or is continuing or would result therefrom;

iii. the assigning Lender and Affiliate Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliate Lender Assignment and Assumption in lieu of an Assignment and Assumption; and

iv. such Debt Fund Affiliate shall at the time of such assignment affirm the No Undisclosed Information Representation and shall at all times thereafter be subject to the restrictions specified in Section 10.1(d)(ii).

10.7 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (i) to its Affiliates and to it and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the written consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof or delivered pursuant to Section 6.01, 6.02 or 6.03 hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding the foregoing, any Agent and any Lender may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or otherwise describing the names of the Loan Parties, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (i) the Information may include material non-public information concerning Superholdings, Holdings, the Borrower or one or more Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities Laws.

10.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) other than deposits in any fiduciary accounts at any time held and other obligations (in whatever currency) at any time owing by such Lender, L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or an L/C Issuer, irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Senior Credit Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuers and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuers or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Senior Credit Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Senior Credit Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders.

(a) If any Lender requests compensation under Section 3.4, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1 or if any Lender is a Defaulting Lender, or if any Lender becomes a Non-Consenting Lender (as defined below), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

i. the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.6(b);

ii. in the case of any assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter; and

iii. such assignment does not conflict with applicable Laws.

(b) Any Lender being replaced pursuant to Section 10.13(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.6.

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

10.14 Governing Law; Jurisdiction Etc.

(a) Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, IN THE CASE OF COMMERCIAL LETTERS OF CREDIT, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (OR SUCH LATER VERSION THEREOF AS MAY BE IN EFFECT AT THE TIME) AND, IN THE CASE OF STANDBY LETTERS OF CREDIT, THE INTERNATIONAL STANDBY PRACTICES 1998 PUBLISHED BY THE INSTITUTE OF INTERNATIONAL BANKING LAW & PRACTICE, INC.(OR SUCH LATER VERSION THEREOF AS MAY BE IN EFFECT AT THE TIME), AND AS TO MATTERS NOT GOVERNED BY SUCH UNIFORM CUSTOMS OR STANDBY PRACTICES, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b) Submission to Jurisdiction. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) Waiver of Venue. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) Appointment of Process Agent. Each of Superholdings, Holdings and the Borrower hereby irrevocably appoints C.T. Corporation System its authorized agent to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding of the nature referred to in this Section 10.14 and consents to process being served in any such suit, action or proceeding upon C.T. Corporation System in any manner or by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to Superholdings’, Holdings’ or the Borrower’s address referred to in Section 10.2, as the case may be. Each of Superholdings, Holdings and the Borrower agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by Law, be taken and held to be valid personal service upon and personal delivery to it. Nothing in this Section 10.14 shall affect the right of any Lender to serve process in any manner permitted by Law or limit the right of any Lender to bring proceedings against Superholdings, Holdings or the Borrower in the courts of any jurisdiction or jurisdictions.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Lead Arrangers, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Joint Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Joint Lead Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Joint Lead Arrangers has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA Patriot Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into Law October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

UNITED COMPONENTS, INC., as Borrower

By:	/s/ Mark Blaufuss
	Name:	Mark Blaufuss
	Title:	Chief Financial Officer, Executive Vice President and Assistant Secretary

UCI ACQUISITION HOLDINGS, INC.

By:	/s/ Mark Blaufuss
	Name:	Mark Blaufuss
	Title:	Chief Financial Officer, Executive Vice President and Assistant Secretary

UCI INTERNATIONAL, INC.

By:	/s/ Mark Blaufuss
	Name:	Mark Blaufuss
	Title:	Chief Financial Officer, Executive Vice President and Assistant Secretary

BANC OF AMERICA SECURITIES LLC, as a Joint Lead Arranger

By:	/s/ John McCusker
	Name:	John McCusker
	Title:	Managing Director

DEUTSCHE BANK SECURITIES INC., as a Joint Lead Arranger

By:	/s/ David Lynch
	Name:	David Lynch
	Title:	Managing Director

DEUTSCHE BANK SECURITIES INC., as Syndication Agent

By:	/s/ Nicolas Hayes
	Name:	Nicolas Hayes
	Title:	Managing Director

GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Documentation Agent

By:	/s/ Paul Sleet
	Name:	Paul Sleet
	Title:	Authorized Signatory

KEYBANK NA, as Co-Documentation Agent

By:	/s/ Brian P. Fox
	Name:	Brian P. Fox
	Title:	Vice President

CALIFORNIA FIRST NATIONAL BANK, as a Lender

By:	/s/ D.N. Lee
	Name:	D.N. Lee
	Title:	S.V.P.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Erin Morrissey
	Name:	Erin Morrissey
	Title:	Vice President

By:	/s/ Scottye Lindsey
	Name:	Scottye Lindsey
	Title:	Director

BRANCH BANKING & TRUST COMPANY, as a Lender

By:	/s/ Kenneth M. Blackwell
	Name:	Kenneth M. Blackwell
	Title:	Senior Vice President

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Lilliana Claar
	Name:	Lilliana Claar
	Title:	Vice President